                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               THE IT GROUP, INC.

                              CERTAIN SUBSIDIARIES

                                       OF

                               THE IT GROUP, INC.

                                       AND

                               THE SHAW GROUP INC.






                          DATED AS OF JANUARY 23, 2002

                         LIST OF SCHEDULES AND EXHIBITS

I. Schedules to be delivered by Sellers

Schedule 2.01(a)..................................................Real Property
Schedule 2.01(b)..............................................Personal Property
Schedule 2.0l(g)........................................Intellectual Properties
Schedule 2.01(i)....................................................Investments
Schedule 3.02(b)......................Requisite Approvals, Consents and Filings
Schedule 3.05...................................Legal and Regulatory Compliance
Schedule 3.06......................................Interim Financial Statements
Schedule 3.09.......................................Subsidiaries and Affiliates
Schedule 3.13.............................................Environmental Matters
Schedule 3.13(f)......................................Underground Storage Tanks
Schedule 3.17................................................Sellers' Contracts
Schedule 3.19................................................Sellers' Employees
Schedule 3.20................................Sellers' Benefit Plans Disclosures
Schedule 3.21........................................Litigation and Proceedings
Schedule 3.31............................................Government Contracting
Schedule 3.32...............................................Accounts Receivable

II. Schedules to be delivered by Buyer

Schedule 1.01...............................................Assumed Liabilities
Schedule 2.02(i)......................................Included Subsidiary Stock
Schedule 2.02(b)............................................Completed Contracts
Schedule 2.02(d)................................................Excluded Assets
Schedule 3.12(b)...........................Permitted Real Property Encumbrances
Schedule 4.08...........................................Actions and Proceedings
Schedule 5.04...................................................Hired Employees
Schedule 5.15(b).............................................Excluded Contracts

III. Exhibits

Exhibit A.................Form of Buyer Protection and Bidding Procedures Order
Exhibit B....................................................Form of Sale Order
Exhibit C....................................Form of Sellers' Counsel's Opinion
Exhibit D.................................Form of Registration Rights Agreement

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.   DEFINITIONS AND REFERENCES..............................................2
     1.01.    Definitions....................................................2
     1.02.    Certain References............................................12

2.   SALE OF ASSETS AND RELATED MATTERS.....................................12
     2.01.    Sale of Assets................................................12
     2.02.    Excluded Assets...............................................14
     2.03.    Assumed Liabilities...........................................15
     2.04.    Excluded Liabilities..........................................15
     2.05.    Purchase Price................................................16
     2.06.    Purchase Price Adjustment.....................................17
     2.08.    Addition of Sellers; Delivery of Schedules....................18

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS..............................18
     3.01.    Organization..................................................18
     3.02.    Powers; Consents; Absence of Conflict, Etc....................19
     3.03.    Binding Agreement.............................................19
     3.04.    Subsidiaries, Investments and Third Party Rights..............19
     3.05.    Legal and Regulatory Compliance...............................20
     3.06.    Financial Statements..........................................20
     3.07.    Undisclosed Liabilities.......................................20
     3.08.    Recent Activities.............................................20
     3.09.    Subsidiaries; Assets..........................................21
     3.10.    Equipment.....................................................21
     3.11.    Title to Personal Property....................................21
     3.12.    Real Property.................................................21
     3.13.    Environmental Matters.........................................22
     3.14.    Intellectual Properties, Computer Software, etc...............23
     3.15.    Insurance.....................................................23
     3.16.    Permits and Licenses..........................................23
     3.17.    Agreements and Commitments....................................24
     3.18.    Contracts.....................................................25
     3.19.    Employees and Employee Relations..............................26
     3.20.    Employee Benefit Plans........................................26
     3.21.    Litigation and Proceedings....................................28
     3.22.    Taxes.........................................................28
     3.23.    Brokers and Finders...........................................29
     3.24.    Payments......................................................29
     3.25.    Intentionally Deleted.........................................29
     3.26.    Customer List.................................................29
     3.27.    Backlog...................................................... 29
     3.28.    Investment Experience and Intent; No Registration.............29



                                        i
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
     3.29.    Accredited Investor Status....................................29
     3.30.    Rule 144......................................................29
     3.31.    Government Contracting........................................30
     3.32.    Accounts Receivable...........................................30
     3.33.    Related Party Transactions....................................31

4.   REPRESENTATIONS AND WARRANTIES OF BUYER................................31
     4.01.    Organization..................................................31
     4.02.    Corporate Powers; Consents; Absence of Conflicts, Etc.........31
     4.03.    Binding Agreement.............................................31
     4.04.    Issuance of Share Consideration...............................31
     4.05.    Brokers and Finders...........................................32
     4.06.    Payments......................................................32
     4.07.    SEC Documents and Other Reports...............................32
     4.08.    Actions and Proceedings.......................................32
     4.09.    Capital Structure.............................................33
     4.10.    Absence of Certain Changes or Events..........................33
     4.11.    Financing.....................................................33

5.   COVENANTS AND AGREEMENTS OF THE PARTIES................................33
     5.01.    Filing of Sale Motion; Entry of Buyer Protection and
              Bidding Procedures Order;
              Additional Sellers............................................33
     5.02.    Operations....................................................34
     5.03.    Certain Actions...............................................34
     5.04.    Employee Matters..............................................35
     5.05.    Access to and Provision of Additional Information.............36
     5.06.    Post-Closing Maintenance of and Access to Information.........37
     5.07.    Governmental Authority Approvals: Consents to Assignment......38
     5.08.    Use of Names..................................................39
     5.09.    Allocation of Purchase Price for Tax Purposes; Type of
              Consideration Paid............................................40
     5.10.    Further Acts and Assurances...................................40
     5.11.    Costs and Expenses............................................40
     5.12.    Insurance Ratings.............................................41
     5.13.    Fulfillment of Conditions.....................................41
     5.14.    Release of Encumbrances.......................................41
     5.15.    Assumed Contracts; Excluded Contracts.........................41
     5.16.    Bankruptcy Court Approval.....................................42
     5.17.    Transfer Taxes................................................43
     5.18.    Listing Application...........................................44
     5.19.    Bankruptcy Filings............................................44
     5.20.    Non-Solicitation..............................................44
     5.21.    Tail Insurance................................................44
     5.22.    Cooperation with Audited Financial Statements.................45
     5.23.    Exception.....................................................45
     5.24.    Use of Office Space and Equipment.............................45



                                       ii
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

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.........................45
     6.01.    Representations and Warranties; Covenants.....................46
     6.02.    Adverse Actions or Proceedings................................46
     6.03.    Pre-Closing Confirmations.....................................46
     6.05.    No Buyer Material Adverse Change..............................46
     6.06.    Deliveries at Closing.........................................46
     6.07.    Sale Order....................................................46

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...........................46
     7.01.    Sale Order; Representations and Warranties; Covenants.........46
     7.02.    Adverse Actions or Proceedings................................47
     7.03.    Opinion of Sellers' Counsel...................................47
     7.04.    Deliveries at Closing.........................................48

8.   CLOSING; TERMINATION OF AGREEMENT......................................48
     8.01.    Closing; Buyer Designees; Post-Closing Transfers..............48
     8.02.    Action of Sellers at Closing..................................49
     8.03.    Action of Buyer at Closing....................................49
     8.04.    Termination Prior to Closing; Break-Up Fee and Expense
              Reimbursement; Other Compensation.............................50

9.   GENERAL................................................................52
     9.01.    Schedules.....................................................52
     9.02.    Tax Effect....................................................52
     9.03.    Time of Essence...............................................52
     9.04.    Consents, Approvals and Discretion............................53
     9.05.    Choice of Law; Submission to Jurisdiction.....................53
     9.06.    Benefit...................................................... 53
     9.07.    No Third Party Beneficiary....................................53
     9.08.    Waiver of Breach, Right or Remedy.............................53
     9.09.    Notices.......................................................53
     9.10.    Misdirected Payments; Offset Rights...........................54
     9.11.    Severability..................................................55
     9.12.    Entire Agreement; Counterparts; Amendment.....................55
     9.13.    Drafting......................................................55
     9.14.    Confidentiality...............................................55
     9.16.    Publicity.....................................................55
     9.17.    Assignment....................................................55

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 23rd day of January, 2002, by and among THE SHAW GROUP INC., a Louisiana corporation (together with its Designee(s), if any, "Buyer"), and THE IT GROUP, INC., a Delaware corporation ("ITG") and the Subsidiaries (as defined) of ITG which are or become signatories to this Agreement in accordance with the terms hereof (together with ITG, "Sellers").

                                    RECITALS

         WHEREAS, pursuant to the Letter of Intent dated January 15, 2002 (the "Letter of Intent") by and between ITG and Buyer, Buyer and ITG set forth their non-binding intent to, among other things, negotiate and enter into a definitive agreement for the sale and purchase of the Assets (as defined) and the assumption of the Assumed Contracts (as defined) and the Assumed Liabilities (as defined) of Sellers, as more fully described and defined in this Agreement;

         WHEREAS, the Assets are owned by ITG and certain of its direct and indirect Subsidiaries, and this Agreement is being executed initially by ITG and Buyer with the agreement of ITG as is set forth herein to cause any of its Subsidiaries that have any right, title or interest in or to the Assets, to become a Party to, and one of the Sellers under, this Agreement by an amendment hereto;

         WHEREAS, in order to facilitate the Transaction (as defined), ITG has filed and has caused or intends to cause certain of the other Sellers to file, cases under chapter 11 of the Bankruptcy Code (as defined);

         WHEREAS, pursuant to this Agreement and in furtherance of the Transaction, Sellers will covenant pursuant to this Agreement to seek the Buyer Protection and Bidding Procedures Order (as defined), the Executory Contract Assumption and Assignment Order (as defined) and the Sale Order (as defined) from the Bankruptcy Court (as defined);

         WHEREAS, the Parties intend to consummate the sale and purchase of the Assets owned by the Foreign Sellers (as defined) outside of the Bankruptcy Cases and in compliance with the Legal Requirements (as defined) of such foreign jurisdictions governing the sale and purchase of such Assets; and

         WHEREAS, Sellers desire to sell the Assets to Buyer, and Buyer desires to purchase the Assets from Sellers, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the foregoing premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS AND REFERENCES

         1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

         Accounts Receivable: all accounts receivable of any Seller, of whatever kind or nature, including all current or deferred rights to payment for projects completed or commenced or services rendered on or prior to the Closing Date, whether or not such services have been billed by Sellers as of the Closing Date;

         Accredited Investor: as defined in Rule 501 of Regulation D promulgated under the Securities Act;

         Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person, including the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by contract or otherwise;

         Affiliated Group: any affiliated group within the meaning of Code section 1504 or any similar group defined under a similar provision of state, local or foreign law;

         Agreement: this Asset Purchase Agreement and all exhibits and schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

         Assets: all assets, real, personal and mixed, tangible and intangible, owned by Sellers or leased by Sellers pursuant to capital leases, including the assets described in Section 2.01 hereof, but excluding in any event the Excluded Assets; for avoidance of doubt, the term "Assets" means all assets of ITG and Subsidiaries, other than the Excluded Assets;

         Assumed Contracts: all Contracts of Sellers other than the Excluded Contracts and the Completed Contracts;

         Assumed Liabilities: (i) all of Sellers' post-Closing liabilities under the Assumed Contracts which relate to performance thereunder by Buyer, but, subject to Buyer's obligation to pay pre-petition cure costs relating to Assumed Contracts pursuant to clause (ii) of this definition, excluding all post-Closing obligations under the Assumed Contracts which relate to pre-Closing performance undertaken by Sellers, (ii) pre-petition and post-petition cure costs and letters of credit related to the Assumed Contracts, (iii) any amounts owing under the Credit Agreement (or any Loan Document as defined therein) at Closing,
(iv) fifty percent (50%) of ITG's liability, if any, under the WARN Act related to a lay-off of employees of the business of Beneco, up to a maximum of fifty percent (50%) of the amount of sixty (60) days' wages for employees of Beneco; provided, however, that Buyer shall not assume such WARN Act liability if Sellers are unable to sell to Buyer, free and clear of all Encumbrances, the assets of Beneco that have not been designated by Buyer as Excluded Assets, (v) any other liabilities specifically designated by Buyer, on or prior to the Closing Date, as Assumed Liabilities on Schedule 1.01, and (vi) any Taxes with respect to the ownership of the Assets or the operation of the Business after the Closing Date and excluding specifically any Taxes, other than Taxes described in clause

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(vii), that were accrued or should have been accrued on Sellers' financial statements, in accordance with GAAP, as of the Closing Date and also excluding specifically any Taxes attributable to this Transaction, and (vii) property and similar Taxes to the extent Buyer is liable for such Taxes pursuant to Section 5.17;

         Audited Financial Statements: the audited consolidated balance sheet of ITG as of December 29, 2000 and the audited consolidated statements of operations and consolidated income and cash flows for the three (3) fiscal years then ended, together with the notes thereto and the report thereon of Ernst & Young, LLP independent certified public accountants, and any audited restatements thereof;

         Average Price: as defined in Section 2.05(a);

         Bankruptcy Cases: the cases under chapter 11 of the Bankruptcy Code filed by each of the Sellers (other than the Foreign Sellers) in the Bankruptcy Court, or any Person who hereafter becomes a Seller and files a case under chapter 11 of the Bankruptcy Code pursuant to Section 5.01, which cases Sellers shall seek to administratively consolidate;

         Bankruptcy Code: 11 U.S.C. 101 et. seq., and applicable federal rules of bankruptcy procedure thereunder;

         Bankruptcy Court: (a) the United States District Court for the District of Delaware, (b) the United States District Court for the District of Utah, to the extent the involuntary bankruptcy case of Beneco is not transferred to the United States District Court for the District of Delaware, (c) to the extent of any reference under Section 157 of Title 28 of the United States Code, the unit of either such District Court constituted under Section 151, Title 28 of the United States Code or (d) such other Court to which the Bankruptcy Cases may be transferred;

         Beneco: Beneco Enterprises, Inc., a Subsidiary of ITG, and one of the Sellers;

         Bid: means any quotation, bid or proposal by any Seller which, if accepted or awarded, would lead to a contract with a Government Authority, or a prime contractor or a higher-tier subcontractor to a Government Authority, for the sale of goods or the provision of services by any Seller or a contracting team of which any Seller is a member.

         Bid Deadline: the date established in the Buyer Protection and Bidding Procedures Order as the deadline for submissions of Qualified Bids;

         Break-Up Fee and Expense Reimbursement: an amount equal to Six Million Dollars ($6,000,000);

         Business: any and all businesses owned, leased, managed or otherwise operated or conducted by any of Sellers;

         Buyer: as defined in the Preamble;

         Buyer Material Adverse Change: a material adverse change (or event or condition that is reasonably likely to result in a material adverse change), whether individually or in the

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aggregate, in the business, condition (financial or other), operations, assets, liabilities or prospects of Buyer;

         Buyer Preferred Stock: as defined in Section 4.09;

         Buyer Protection and Bidding Procedures Order: an Order of the Bankruptcy Court that is substantially similar to Exhibit A attached hereto;

         Buyer Schedules: the schedules to this Agreement which are to be delivered by Buyer to ITG (and are listed as such on the List of Schedules and Exhibits hereto) on the dates called for in Section 2.08, as the same may be amended or supplemented as provided in this Agreement;

         Buyer SEC Documents: as defined in Section 4.07;

         Catastrophic Event: (i) any event, change or occurrence relating to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Effective Date, or (ii) the occurrence of any of the following: natural disaster, fire, explosion, accident, flood, earthquake, strike, labor unrest, tornadoes, hurricanes, seismic event, civil unrest or strife, riot, civil commotion, acts of God, or other casualty, in each case which, individually or in the aggregate, results or would be reasonably likely to result in a material adverse change in the Sellers' business, condition (financial or otherwise), operations, assets or liabilities;

         Cash: cash and cash equivalents;

         Cash Consideration: as defined in Section 2.05(a);

         Closing: as defined in Section 8.01;

         Closing Date: the date on or as of which the Closing occurs;

         COBRA: as defined in Section 3.20(g).

         Code: the Internal Revenue Code of 1986, as amended;

         Common Stock: common stock, no par value, of Buyer;

         Competing Proposal: a competitive bid or proposal from a third party
(a) to purchase substantially all of the Assets, whether in a separate transaction or series of transactions, or as part of a plan of reorganization of Sellers or any of them, (b) for any merger, consolidation, liquidation, dissolution or similar transaction involving Sellers or any of them which would cause the Assets to be unable to be sold to Buyer, or (c) to provide debt or equity financing to the Sellers or any of them;

         Completed Contracts: Contracts of Sellers (including those listed on
Schedule 2.02(b)) under which substantially all of the contractual work effort of Sellers has been completed, even if such Contracts have continuing warranty obligations, administrative matters or work related to warranty or other claims;

         Completed Contracts Receivable: all Accounts Receivable related to Completed Contracts;

         Contracts: all commitments, basic ordering agreements, purchase orders, contracts, leases, licenses, agreements and understandings, written or oral, relating to the Assets or the operation of the Business to which any Seller is a Party or by which it or any of its Assets are bound; provided that purchase orders, service orders, task orders and similar items issued pursuant to basic ordering agreements, master service agreements, master lease agreements and similar master agreements shall, in each case for purposes hereof, be treated as separate and independent Contracts to the extent permitted by Legal Requirements;

         Controlled Group: with respect to Sellers, a group consisting of each trade or business (whether or not incorporated) which, together with Sellers, would be deemed a "single employer" within the meaning of section 4001(b)(l) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code;

         Credit Agreement: that certain post-petition Credit Agreement(s), dated January 25, 2002, as amended and supplemented from time to time, by and among Lender, as lender, and ITG and certain of its Subsidiaries, as borrowers, providing for debtor-in-possession funding under section 364(c) and (d) of the Bankruptcy Code;

         Designee: any Affiliate of Buyer, or any other Person to whom Buyer assigns some or all of its rights under this Agreement;

         Effective Date: the date of execution of this Agreement;

         Employee Benefit Plan: any (a) Employee Pension Benefit Plan, (including any Multiemployer or Multiple Employer Plan), (b) Employee Welfare Benefit Plan or (c) any material fringe benefit plan, arrangement, policy, agreement or program;

         Employee Payments: as defined in Section 2.05(c);

         Employee Pension Benefit Plan: as defined in ERISA section 3(2);

         Employee Welfare Benefit Plan: as defined in ERISA section 3(1);

         Encumbrances: levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, and other restrictions and agreements or commitments to create or suffer any of the foregoing;

         Environmental Claim: any written notice by a Person alleging liability (including liability for investigatory costs, cleanup costs, Governmental Authority response costs, natural resource damages, property damages, personal injuries, or penalties) of Sellers arising out of, based on or resulting from
(a) the presence, or release into the environment, of any Materials of

Environmental Concern at any location, whether or not owned by Sellers, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by Sellers or (c) circumstances in which Sellers have or may have retained or assumed either contractually or by operation of law any liability for any Environmental Claims alleged or asserted against any third party;

         Environmental Laws: any and all Legal Requirements relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern;

         ERISA: the Employee Retirement Income Security Act of 1974, as amended;

         ERISA Fiduciary: as defined in ERISA section 3(21);

         Excluded Assets: as defined in Section 2.02;

         Excluded Contracts: all Contracts other than Completed Contracts and Immaterial Contracts (i) which are designated as such on Schedule 5.15(b) (as amended or supplemented in accordance with this Agreement) or (ii) which are not listed on Schedule 3.17;

         Excluded Contracts Receivable: all Accounts Receivable related to Excluded Contracts;

         Excluded Liabilities: any and all liabilities or obligations of Sellers of any kind or nature, other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising before or after the Closing;

         Excluded Subsidiary Stock: the capital stock of any direct or indirect Subsidiary of ITG, other than those Subsidiaries designated by Buyer on Schedule 2.02(i);

         Executory Contract Assumption and Assignment Order: an Order of the Bankruptcy Court, which may be the Sale Order, and must be in form and substance reasonably acceptable to Buyer, which (a) approves the provisions of Section 5.15(a), (b) authorizes and directs Sellers, pursuant to section 365 of the Bankruptcy Code, (i) to assume and to assign to Buyer the Assumed Contracts and
(ii) to make all pre-petition and post-petition payments related thereto that are not Assumed Liabilities, and (c) determines that Buyer or its Designee has provided adequate assurance of future performance relative to the Assumed Contracts;

         Final Order: an order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration and as to which the time for any such appeal, request for leave to appeal or request for reconsideration has expired;

         Financial Statements: the Audited Financial Statements, the Unaudited Financial Statements and the Interim Financial Statements;

         Foreign Sellers: Sellers incorporated, or otherwise formed or organized, and conducting business in any jurisdiction other than the United States; provided, however, that Foreign Sellers shall not include any Sellers that are eligible to be debtors under section 109 of the Bankruptcy Code;

         GAAP: as defined in Section 3.06;

         Government Contract: any Contract, teaming agreement or arrangement, delivery order, task order, grant or change order between any Seller and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority or (c) any Contract or other agreement, arrangement or order described in clause
(a) or (b) which is primarily funded by, directly or indirectly, or through any Governmental Authority;

         Governmental Authorities: all agencies, authorities, bodies, departments, boards, commissions, courts (including the Bankruptcy Court), instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, commonwealth, territory, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision;

         Hired Employees: employees of Sellers as of the Closing Date who accept Buyer's offer of employment under Section 5.04;

         HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         Immaterial Contracts: any Contract which (i) is a Contract other than a construction, engineering, professional services or other project-related Contract, (ii) is below the disclosure thresholds set forth in Section 3.17, and
(iii) includes performance obligations owing by the non-debtor party to the Sellers;

         Intellectual Properties: all of Sellers' marks, names, and all variations of the foregoing, all trademarks, service marks, assumed names, logos, including all goodwill associated therewith, patents, patent rights, copyrights, trade secrets and similar intangibles (including all variants thereof, applications therefor and renewals or extensions thereof);

         Interim Financial Statements: the unaudited consolidated balance sheet of ITG as of December 28, 2001 and consolidated statement of operations of ITG for the three (3) months ended December 28, 2001 (without notes thereto) contained in Schedule 3.06;

         Investments: shares of capital stock of any corporation, interests in partnerships or limited liability companies, or other equity or debt instruments issued by any Person, and proceeds from the sale thereof, excluding the Subsidiaries;

         ITG SEC Documents: all documents required to be filed with the SEC in respect of ITG and each of its Subsidiaries;

         Knowledge of Buyer: with reference to this Agreement, means the knowledge of the executive officers of Buyer;

         Knowledge of Sellers: with reference to this Agreement, means the knowledge of the executive officers of ITG, the senior officers or managers of each of the other Sellers, or with respect to any environmental matters, each employee of each Seller responsible for supervising environmental compliance;

         Landbank: Landbank, Inc., a Subsidiary of ITG.

         Legal Requirements: with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, judgments, orders, writs, injunctions, decrees, determinations, permits or awards of any Governmental Authority having jurisdiction over such Person or any of such Person's assets or businesses;

         Lender: Sugar Acquisition (NVDIP), Inc., a Nevada corporation and a wholly owned Subsidiary of Buyer;

         Letter of Intent: as defined in the Preamble;

         Material Adverse Change: a material adverse change (or event or condition that is reasonably likely to result in a material adverse change), whether individually or in the aggregate, in the business, condition (financial or other), operations, assets, liabilities or prospects of Sellers;

         Materials of Environmental Concern: chemicals, pollutants, contaminants, medical waste or specimens, toxic substances, petroleum and petroleum products, including hazardous wastes under the Resource, Conservation and Recovery Act, 42 U.S.C. Section 6903 et seq., hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, and low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder;

         Minimum Incremental Bid Amount: Two Million Dollars ($2,000,000) in excess of the Break-Up Fee and Expense Reimbursement for any initial incremental bid, and Two Million Dollars ($2,000,000) for any additional incremental bids;

         Multiemployer Plan: defined in ERISA section 3(37) or section
400l(a)(3);

         Multiple Employer Plan: an Employee Pension Benefit Plan which is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes any of Sellers is or has been a contributing sponsor;

         NYSE: New York Stock Exchange;

         Other Plan: any bonus, deferred compensation, executive compensation, incentive, severance, stock option, stock purchase, performance share, stock appreciation or other equity based compensation, performance pay, loan or loan guarantee, change of control, foreign employee benefit plan, or other plan, program, policy, arrangement or agreement that the Sellers maintain, contribute to or with respect to which the Sellers have any liability or obligation;

         Party: any party to this Agreement, its successors and permitted assigns;

         Party In Interest: a "party in interest" as defined in ERISA section 3(14), or as defined in the Bankruptcy Code, as applicable;

         Payroll Payments: the amount of cash required to pay the Sellers' accrued but unpaid payroll as of the Closing Date;

         PBGC: the Pension Benefit Guaranty Corporation;

         Permits: all licenses, permits, consents, approvals and other authorizations of or from all Governmental Authorities which are necessary to the ownership of the Assets or in the conduct of the Business as presently conducted;

         Permitted Real Property Encumbrances: those Encumbrances or other imperfections of title which would not materially impair the value of the Real Property or the conduct of the Business, including utility easements and other customary covenants and restrictions of record that do not materially impair the value of the Real Property or the conduct of the Business thereon, and those Encumbrances set forth on Schedule 3.12(b);

         Person: any individual, company, body corporate, entity, association, partnership, firm, joint venture, trust, trustee or Governmental Authority;

         Personal Property: as defined in Section 2.01(b);

         Pre-Closing Environmental Matters: all liabilities arising from (i) the pre-Closing release of Materials of Environmental Concern either in, on, under or from the Real Property or any current or former facility where any Seller has conducted the Business including the effects of such release of Materials of Environmental Concern on natural resources, persons or property within or outside the boundaries of the Real Property or any such current or former facility, (ii) the presence, from any source, as of the Closing Date of Materials of Environmental Concern in, on or under the Real Property or any such current or former facility, (iii) the failure on or prior to the Closing Date of any such current or former facility or any operations of Sellers to be in compliance in all material respects with any applicable Environmental Laws, (iv) the disposal of Materials of Environmental Concern by the Business or arrangement thereof at any location other than the Real Property or such current or former facilities where any Seller has conducted the Business on or prior to the Closing Date, and (v) any other pre-Closing act, omission or condition existing with respect to any of the Assets or related to the Business, the Real Property or any current or former facility where any Seller has conducted the Business prior to the Closing Date which gives rise to liability under any applicable Environmental Laws;

         Prohibited Transaction: as defined in ERISA section 406 and Code section 4975, but excluding any such transactions with respect to which there exists a valid exemption;

         Purchase Price: as defined in Section 2.05;

         Qualified Bid: a Competing Proposal (a) whose value is greater than the sum of (i) the value of Buyer's offer as set forth herein and (ii) the initial Minimum Incremental Bid Amount,

 (b) that has substantially the same terms and conditions as this Agreement and proposes to purchase substantially all of the Assets, and (c) that is accompanied by satisfactory evidence of committed financing or other ability to perform;

         Qualified Bidder: a Person (a) who has delivered to ITG an executed confidentiality agreement in form and substance substantially the same as the one executed by ITG and Buyer (except that disclosure of the Qualified Bidder's interest and proposal, but not its identity, shall be permitted), (b) who has delivered to ITG a Competing Proposal (including an indication of the assets sought to be acquired which shall include substantially all of the assets of Sellers to be acquired by Buyer and a purchase price range) that the Board of Directors of ITG determines, in good faith and upon the advice of an independent financial advisor of nationally recognized reputation, would result in a transaction more favorable to Sellers from a financial point of view than the Transaction, and (c) whom ITG in good faith determines is reasonably likely (based on availability of financing, experience and other considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder;

         Real Property: all real property owned or leased by any Seller, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto;

         Real Property Encumbrances: those Encumbrances related to the Real Property disclosed in the Financial Statements as securing specified indebtedness and Permitted Real Property Encumbrances;

         Registration Rights Agreement: the Registration Rights Agreement by and among Buyer and Sellers (and/or Sellers' assignees), which shall be in form and substance substantially similar to Exhibit D attached hereto;

         Reportable Event: as defined in ERISA section 4043;

         Retention Plan: a retention plan (which shall be approved by the Bankruptcy Court promptly after the filing of the Bankruptcy Cases, and which shall have been approved by Buyer) for employees of any Seller providing, among other things, that each of Sellers' employees will, to the extent payable under the Retention Plan, receive an amount equal to such employee's accrued and unpaid vacation due as of the Closing Date, less an amount equal to one (1) week's vacation pay;

         Retention Plan Payments: an amount, subject to approval by Buyer, equal to the aggregate amount owed to Seller's employees, as of the Closing Date, pursuant to the Retention Plan;

         Sale Motion: the motion or motions, in form and substance reasonably acceptable to Buyer, filed by Sellers, pursuant to the provisions of sections 363 and 365 of the Bankruptcy Code, in the Bankruptcy Cases, among other things, to obtain the Sale Order, approve the Transaction, authorize the assumption and assignment of the Assumed Contracts to Buyer and obtain the Buyer Protection and Bidding Procedures Order;

         Sale Order: an Order of the Bankruptcy Court that is substantially similar to Exhibit B attached hereto;

         SEC: the Securities and Exchange Commission;

         Sections: sections of the Agreement, unless the context indicates otherwise;

         Securities Act: the Securities Act of 1933, as amended.

         Seller Benefit Plans: as defined in Section 3.20(a);

         Seller Schedules: the schedules to this Agreement which are to be delivered by Sellers to Buyer (and are listed as such on the List of Schedules and Exhibits hereto) on the dates set forth in Section 2.08;

         Sellers: as defined in the Preamble;

         Share Consideration: as defined in Section 2.05(a);

         Stand-Alone Plan: a plan of reorganization for Sellers, or any of them, that does not involve a Qualified Bid;

         Subsidiaries: as to any Person, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the voting power of the outstanding voting equity securities or more than fifty percent (50%) of the outstanding economic equity interest is held or controlled, directly or indirectly, by such Person;

         Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, privilege, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, notarial, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not;

         Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

         Transaction: the sale and purchase of the Assets contemplated in this Agreement, together with any and all related transactions designed to implement, facilitate or expedite such sale and purchase of the Assets;

         Unaudited Financial Statements: the unaudited consolidated balance sheet of ITG as of September 28, 2001, and the unaudited consolidated statement of operations and unaudited consolidated statement of cash flows for the three
(3)-month and nine (9)-month periods then-ended, together with the notes thereto as filed with ITG's quarterly report on form 10-Q for the quarter ended September 28, 2001;

         WARN Act: the Worker's Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109;

         1.02. Certain References. As used in this Agreement, and unless the context requires otherwise:

         (a) references to "include" or "including" mean including without limitation;

         (b) references to "partners" include general and limited partners of partnerships and members of limited liability companies;

         (c) references to "partnerships" include general and limited partnerships, joint ventures and limited liability companies;

         (d) references to "hereof," "herein" and derivative or similar words refer to this Agreement;

         (e) references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

         (f) references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

         (g) references to time are references to Eastern time;

         (h) the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural; and

         (i) the Table of Contents, the divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2. SALE OF ASSETS AND RELATED MATTERS

         2.01. Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Sellers shall sell, grant, assign, convey, transfer and deliver to Buyer, or cause to be sold, granted, assigned, conveyed, transferred and delivered to Buyer, and Buyer shall purchase from Sellers, the Assets, free and clear of any and all Encumbrances other than the Permitted Real Property Encumbrances, including the following (but in any event excluding all of the Excluded Assets):

         (a) the Real Property;

         (b) all equipment, vehicles, furniture and furnishings and other tangible personal property owned or leased by Sellers in connection with the Business (the "Personal Property");

         (c) all usable supplies and inventory of Sellers;

         (d) all financial, project-related, personnel and other records of the Business (including equipment records, project plans, documents, catalogs, books, records, files, operating manuals and drawings), other than those relating solely to Excluded Assets, Excluded Contracts, Excluded Contracts Receivable, Completed Contracts, Excluded Liabilities and employees who do not become Hired Employees; provided, however, that Sellers may, at their sole cost and expense and during normal business hours upon not less than twenty-four (24) hours' prior notice to Buyer, make and retain copies of all books and records to be transferred pursuant to this clause (d), and Buyer, or its Designee, as the case may be, may at its sole cost and expense and during normal business hours upon not less than twenty-four (24) hours' prior notice to Sellers, make and retain copies of all books and records not being transferred pursuant to this clause (d);

         (e) all interests of Sellers in the Assumed Contracts, to the extent transferable or assignable under applicable Legal Requirements;

         (f) all Permits and other approvals (including pending approvals) of Governmental Authorities relating to the ownership, development and operations of the Business and the Assets, to the extent transferable or assignable under applicable Legal Requirements;

         (g) all interests of Sellers in and to all Intellectual Properties used in connection with, or derived from or arising out of, the ownership and operation of the Business and all computer software, programs and similar systems owned or licensed by any Seller for use in connection with the Business, to the extent transferable or assignable under applicable Legal Requirements;

         (h) all interests of Sellers in all property, real, personal or mixed, tangible or intangible, arising or acquired between the Effective Date and the Closing Date;

         (i) all Investments of any Seller;

         (j) general intangibles of the Business, including goodwill;

         (k) any and all claims and causes of action, including privileges related thereto, of any Seller against third parties (other than those excluded pursuant to Section 2.02(j) hereof), including but not limited to claims and causes of action (i) relating to the value, condition or title to the Assets, manufacturer's or vendor's warranties with respect to the Assets or products liability related to the Assets, whether choate or inchoate, known or unknown, contingent or otherwise, (ii) relating to the Assumed Liabilities or the Assumed Contracts or (iii) against any current or former officer or director of any Seller who becomes a Hired Employee;

         (l) all corporate office furniture and equipment, data center hardware and equipment, residential real property and other assets of Sellers wherever located;

         (m) all Accounts Receivable, Completed Contracts Receivable, notes receivable and Excluded Contracts Receivable (other than Excluded Contracts Receivable excluded pursuant to Section 2.02(a));

         (n) all Cash (other than the Cash Consideration and the Employee Payments);

         (o) all security or other deposits relating to, without limitation, the Real Property and any equipment owned or leased by any Seller other than those related to Excluded Assets;

         (p) any prepaid expenses other than those related to Excluded Assets;

         (q) all proceeds of the foregoing and all other property of Sellers of every kind, character or description, tangible and intangible, known or unknown, wherever located and whether or not reflected on the Financial Statements or similar to the properties described above;

         (r) all partnership and joint venture interests of any Seller with respect to the Business.

         2.02. Excluded Assets. Notwithstanding the generality of Section 2.01, the following assets are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets (the "Excluded Assets"):

         (a) the Excluded Contracts, all Excluded Contracts Receivable and proceeds of Excluded Contracts Receivable (but only to the extent any such Excluded Contracts Receivable (or its proceeds) was received by a Seller after notification from Buyer of the designation of such Contract as an Excluded Contract), drawings related to, and equipment specifically purchased pursuant to the requirements of, the Excluded Contracts;

         (b) the Completed Contracts and drawings related to the Completed Contracts;

         (c) inventory and supplies disposed of or exhausted and Assets transferred or disposed of prior to the Closing Date;

         (d) any avoidance claims available to Sellers under Chapter 5 of the Bankruptcy Code and all claims relating to Excluded Liabilities;

         (e) the Share Consideration, if any;

         (f) the Cash Consideration;

         (g) the Employee Payments;

         (h) the Excluded Subsidiary Stock;

         (i) any other assets excluded by mutual written agreement of the Parties; and

         (j) all claims and causes of action related to the assets described in clauses (a)-(i) above and all claims for breach of duty against professionals, advisors, directors, officers and employees of Sellers who do not become Hired Employees;

provided, however, that with respect to any Excluded Asset, Buyer may, for a period of sixty (60) days after the Closing Date, designate any Excluded Asset as an Asset, and to the extent such Asset is in the possession or under the control of any Seller at the time of such notice, such Seller shall, at no additional cost to Buyer, promptly deliver to Buyer or Buyer's Designee such Asset and shall promptly execute, acknowledge and deliver to Buyer all deeds, bills of sale, assignments or other documents or instruments as are necessary or desirable to cause the assignment or conveyance of such Asset to Buyer or Buyer's Designee. Buyer shall be responsible for, and shall promptly reimburse Sellers for, any expenses incurred by Sellers from the time of such notice in respect of any Excluded Asset designated by Buyer as an Asset pursuant to this
Section 2.02.

         2.03. Assumed Liabilities. As of the Closing Date, Buyer shall assume the Assumed Liabilities.

         2.04. Excluded Liabilities. Under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to, any of the Excluded Liabilities, including but not limited to the following liabilities, which shall be and remain liabilities of Sellers:

         (a) any and all liabilities or obligations other than the Assumed Liabilities;

         (b) liabilities or obligations associated with any Excluded Assets;

         (c) liabilities or obligations associated with any and all indebtedness of Sellers for borrowed money not included in the Assumed Liabilities;

         (d) liabilities or obligations arising under the Excluded Contracts or the Completed Contracts, including causes of action in connection with performance, surety or other bonds relating to such Excluded Contracts or Completed Contracts, and post-Closing obligations under the Assumed Contracts which relate to pre-Closing performance undertaken by Sellers, except to the extent, and only to the extent, that Buyer has agreed to assume pre-petition and post-petition cure costs as part of the Assumed Liabilities;

         (e) liabilities or obligations arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts, errors or omissions which occurred, or arise from events that occurred, prior to the Closing Date;

         (f) liabilities or obligations (i) to Sellers' employees or other service providers, including any obligations for severance, termination, salary or other benefits, whether oral or written, other than those specifically designated as Assumed Liabilities, (ii) with respect to the Seller Benefit Plans, and (iii) of Sellers to the Internal Revenue Service, Department of Labor, PBGC or any other Governmental Authority relating to Sellers' employees;

         (g) penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by any of Sellers of any Legal Requirement;

         (h) liabilities or obligations under the WARN Act, if any, arising out of or resulting from layoffs of employees by Sellers on or prior to the Closing Date, in connection with or resulting from the consummation of the Transaction, sufficient in the aggregate to require notice under the WARN Act, except (i) to the extent Buyer has agreed to assume a portion of the WARN Act liability, if any, associated with Beneco and (ii) except for any WARN Act liabilities that may arise from any layoffs of Hired Employees by Buyer after the Closing;

         (i) liabilities or obligations relating to professional liability, pending or threatened litigation or pending or future claims relating to asbestos;

         (j) liabilities related to any debtor-in-possession financing under section 364(b), (c) or (d) of the Bankruptcy Code other than the Credit
Agreement;

         (k) all liabilities: (i) for administrative claims incurred in connection with the Bankruptcy Cases, other than pre-petition and post-petition cure costs related to Assumed Contracts; (ii) incurred in the negotiation and preparation of this Agreement; (iii) relating to the Transaction; (iv) relating to the Bankruptcy Cases, in each case to the extent incurred by Sellers or any of them and including those related to legal counsel, accounting, brokerage and investment advisors fees and disbursements; and (v) any pending shareholder claims, litigation or proceedings.

         2.05. Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers and the covenants of Sellers herein set forth, and as consideration for the sale and purchase of the Assets (the "Purchase Price"), Buyer shall pay to Sellers (or Sellers' assignee), at Closing, and subject to adjustment as provided in Section 2.06:

         (a) cash and Common Stock having an aggregate value of One Hundred Five Million Dollars ($105,000,000), as follows:

                  (i) Such cash and Common Stock shall consist of a combination of (A) at the option of either Buyer or ITG, a number of shares of Common Stock (the "Share Consideration"), equal to Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000) divided by the average of the closing prices of a share of the Common Stock on the NYSE for the ten (10) trading days ending on the trading day immediately preceding the Closing Date (the "Actual Average Price"); provided, however, that
         (x) if the Actual Average Price is less than $16.929 per share, the average price used for purposes of calculating the Share Consideration shall be $16.929 per share (the "Low Average Price"), and (y) if the Actual Average Price is greater than $20.691 per share, the average price used for purposes of calculating the Share Consideration shall be $20.691 per share (the "High Average Price"), and (B) subject to paragraphs (ii) and (iii) below, cash in the amount of Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000); provided, that if neither Buyer nor ITG elects the Share Consideration set forth in sub-paragraph (i)(A) above, the cash portion pursuant to this paragraph
         (a)(i) shall equal One Hundred Five Million Dollars ($105,000,000) (the "Cash Consideration");

                  (ii) If either Buyer or ITG elect the Share Consideration option in paragraph (a)(i)(A) above, and the Actual Average Price is less than the Low Average Price, the Cash Consideration shall be increased by cash in an amount equal to the product of (A) the difference between the Actual Average Price and the Low Average Price, multiplied by (B) the number of shares of Common Stock actually issued pursuant to paragraph (a)(i) above; and

                  (iii) If either Buyer or ITG elect the Share Consideration option in paragraph (a)(i)(A) above, and the Actual Average Price is higher than the High Average Price, then at the option of ITG either
         (A) the Cash Consideration shall be decreased by an amount equal to the product of (x) the difference between the High Average Price and the Actual Average Price, multiplied by (y) the number of shares of Common Stock actually issued pursuant to paragraph (a)(i) above, or (B) the number of shares issued pursuant to paragraph (i)(A) shall be equal to Fifty Two Million Five Hundred Thousand Dollars ($52,500,000) divided by the Actual Average Price; plus

         (b) the assumption by Buyer of the Assumed Liabilities; plus

         (c) an amount of cash (the "Employee Payments") equal to the sum of (i) the Payroll Payments, (ii) the Retention Plan Payments and (iii) an amount equal to one (1) week's vacation pay for all of Sellers' employees as of the Closing Date; provided, however, that (A) in no event shall the total amount of the Employee Payments exceed Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), and (B) in the event an employee of any Seller leaves voluntarily prior to the Closing Date, Buyer shall nevertheless pay to ITG fifty percent (50%) of the sum of (x) the amount such employee would have received under the Retention Plan plus (y) one (1) week's vacation pay for such employee.

         2.06. Purchase Price Adjustment.

         (a) As of January 18, 2002, Sellers represent and warrant to Buyer that the aggregate amount of cash on hand for all Sellers is at least Eighteen Million Dollars ($18,000,000).

         (b) The Cash Consideration shall be reduced, on a dollar-for-dollar basis, to the extent that the aggregate cash on hand for all Sellers as of January 18, 2002 is less than Eighteen Million Dollars ($18,000,000).

         (c) The Cash Consideration shall be further reduced, on a dollar-for-dollar basis, to the extent that any use of cash by any Seller, on or after the effective date of the Credit Agreement, is not in accordance with the budgets approved by Lender under the terms of the Credit Agreement. The reduction in Cash Consideration described in this Section 2.06(c) is separate from, and in addition to, any other remedy which may be available to Lender under the terms of the Credit Agreement.

         (d) The Cash Consideration shall be further reduced, on a dollar-for-dollar basis, to the extent of payment of salaries or benefits for specific employees not hired by Buyer, in respect of any period of time beginning five (5) days after Buyer notifies ITG, in accordance with Section 5.15(c) that Buyer does not intend to hire such employee.

         (e) Section 5.15(b) below permits Buyer, on any Tuesday or Friday up to seven (7) days prior to the Bid Deadline, to provide ITG with notice (in accordance with Section 5.15) that Buyer has decided to exclude any Contract from the Assets. In such case, Sellers shall use their good faith best efforts to reduce the expenses on such Contract, but in any event shall not spend more on such Excluded Contract than provided in the most recent Lender-approved budget under the Credit Agreement for the seven (7) days subsequent to the receipt of such notice from Buyer. The Cash Consideration shall be further reduced, on a dollar-for-dollar basis, to the extent of any expenditures, whether or not budgeted, by any Seller on any such Excluded Contract after the expiration of the seven (7)-day period described herein; provided, however, that this reduction is not intended to duplicate any reduction required by clauses (c) or (d) above.

         (f) The Cash Consideration shall be further reduced, on a dollar-for-dollar basis, to the extent that any itemized expense in a Lender-approved budget (under the terms of the Credit Agreement) is not approved by Sellers' pre-petition bank lenders.

         (g) The Cash Consideration shall be increased, on a dollar-for-dollar basis, to the extent that any Seller receives any proceeds from the sale or other disposition of the Excluded Assets (including insurance and condemnation proceeds relating to the Excluded Assets) and such proceeds are used to pay down borrowings under the Credit Agreement.

         2.07. Registration Rights. Sellers (or Sellers' distributees in any of the Bankruptcy Cases) shall be given registration rights with respect to the Common Stock comprising the Share Consideration, subject to the terms and conditions of the Registration Rights Agreement with respect to the resale of such Common Stock by Sellers (or Sellers' distributees in any of the Bankruptcy Cases).

         2.08. Addition of Sellers; Delivery of Schedules.

         (a) ITG agrees that, no later than twenty-one (21) days after the Effective Date it will cause this Agreement to be amended to add as Sellers hereunder any of its Subsidiaries that have any right, title or interest in or to any of the Assets. ITG and Buyer agree that any references herein to Sellers shall mean and include ITG and all such Subsidiaries, and the representations and warranties of ITG in this Agreement shall be made with respect to all Sellers as if all Sellers had been Parties to this Agreement on the date hereof.

         (b) Sellers shall deliver the Seller Schedules to Buyer no later than twenty-one (21) days after the Effective Date.

         (c) Buyer shall deliver the Buyer Schedules other than Schedules 2.02(d), 5.04 and 5.15(b) to ITG no later than twenty-one (21) days after the Effective Date and shall deliver Schedules 2.02(d), 5.04 and 5.15(b) to ITG no later than seven (7) days prior to the Bid Deadline; provided, however, that Buyer shall use commercially reasonable efforts to keep ITG informed, on a rolling basis, of any Contract which Buyer designates as an Excluded Contract or of any of Sellers' employees who will not be offered employment by Buyer.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller jointly and severally hereby represents and warrants to Buyer as follows:

         3.01. Organization. Each Seller is duly organized, validly existing and, to the extent applicable in the case of Foreign Sellers, in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be. Each Seller is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of Seller's assets or properties (including the Assets), or the conduct or nature of the Business, makes such licensing, qualification or admission necessary, except where such failure would not result in a Material Adverse Change.

         3.02. Powers; Consents; Absence of Conflict, Etc. Subject to approval of this Agreement by the Bankruptcy Court, each Seller has the requisite corporate, partnership or other power and authority to conduct its businesses as now being conducted, to enter into this Agreement and to perform its respective obligations hereunder, and the execution, delivery and performance by each Seller of this Agreement and the consummation of the Transaction:

         (a) are within such Seller's powers, are not in contravention of the terms of its articles or certificate of incorporation or other organizational documents, as amended to date, its bylaws and other governing documents, as amended to date, and have been duly authorized by all requisite corporate, partnership or other action, as the case may be;

         (b) except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.02(b), do not require any approval or consent of, or filing with, any Governmental Authority;

         (c) except as excused by the Bankruptcy Court, do not conflict with or result in any breach or contravention of, any Assumed Contract to which any Seller is a party or by which it is bound; and

         (d) do not violate any Legal Requirement to which any Seller or the Assets may be subject;

except, in the case of the foregoing clause (b), routine notice filings, and in the case of the foregoing clauses (b), (c) and (d), for such conflicts or violations as to which requisite waivers or consents have been obtained or which would not result in a Material Adverse Change.

         3.03. Binding Agreement. This Agreement and all instruments and agreements hereunder to which each Seller is or becomes a Party are (or upon execution will be) valid and legally binding obligations of each such Seller, enforceable against each such Seller in accordance with the respective terms hereof or thereof, except as enforceability may be subject to general principles of equity and, with respect to the Foreign Sellers, enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws effecting creditors' rights generally. Sellers' (other than the Foreign Sellers) obligations under this Agreement are subject to the approval of the Bankruptcy Court.

         3.04. Subsidiaries, Investments and Third Party Rights. Except as set forth in the ITG SEC Documents filed prior to the Effective Date or on Schedule 2.01(i), no Seller holds any Investments. Except for the liens of Sellers' pre-petition lenders and the transactions contemplated by this Agreement, there are no agreements with, or options, commitments or rights in favor of, any Person to directly or indirectly acquire any of the Assets, or any interest therein.

         3.05. Legal and Regulatory Compliance. Except as set forth in Schedule 3.05, each Seller is in compliance in all material respects with all Legal Requirements, and has timely filed all reports, data and other information required to be filed with Governmental Authorities.

         3.06. Financial Statements.

         (a) Except as set forth on Schedule 3.06, the Interim Financial Statements fairly present the financial condition and results of operations of ITG as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP"), consistently applied, subject to normal recurring quarterly and year-end adjustments and the absence of notes.

         (b) ITG has filed all required ITG SEC Documents since March 22, 1999. The consolidated financial statements (including in each case, any notes thereto) of ITG included in the ITG SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect hereto, were prepared in accordance with GAAP (except, in the case of the Unaudited Financial Statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects in accordance with GAAP the consolidated financial position of ITG and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         3.07. Undisclosed Liabilities. Except in connection with the Bankruptcy Cases, since September 29, 2001, the Business has not incurred any material liabilities or obligations, except for liabilities and obligations incurred in the ordinary course of business.

         3.08. Recent Activities.

         (a) Since January 15, 2002 no Catastrophic Event has occurred which has resulted in a Material Adverse Change.

         (b) Since December 28, 2001:

                  (i) no Seller has increased or agreed to increase in any material respect the compensation payable to any of its employees or agents or made or agreed to make any bonus or severance payment to any of its employees or agents in any material respect except in the ordinary course of the Business and consistent with past practice or as specifically approved by Buyer and the Bankruptcy Court;

                  (ii) no Seller has sold, assigned, transferred, distributed or otherwise disposed of any of the material Assets, except in the ordinary course of the Business consistent with past practice;

                  (iii) no Seller has canceled or waived any material rights in respect of the Assets, except in the ordinary course of the Business consistent with past practice;

                  (iv) there has been no material change in any accounting method, policy or practice of any Seller, except as required by announcements of the Financial Accounting Standards Board or as disclosed in the ITG SEC Documents;

                  (v) there has been no material change in the manner in which any Employee Benefit Plan and any assets or liabilities related thereto has been administered;

                  (vi) no material Environmental Claim has been made against any Seller or against or regarding the Assets or Business; and

                  (vii) no Seller has received from any Governmental Authority written notice that it is in material violation of any Legal Requirement.

         3.09. Subsidiaries; Assets. Each direct and indirect Subsidiary of ITG that owns or has any interest in the Assets is set forth on Schedule 3.09. No Person that is not or does not become a Seller owns, holds title to or has any other direct, indirect or beneficial interest in any of the Assets.

         3.10. Equipment. All equipment that is material to the conduct of the Business, whether reflected in the Financial Statements or otherwise, is in good operating condition and repair, except for reasonable wear and tear. All leased equipment that is material to the conduct of the Business is maintained in all material respects (either by Sellers, the manufacturer or lessor, as the case may be) in accordance with manufacturer and lessor requirements.

         3.11. Title to Personal Property. Schedule 2.01(b) is a true, correct and complete list of all Personal Property owned or leased by Sellers in connection with the ownership and operation of the Business with a book value in excess of Twenty-Five Thousand Dollars ($25,000). Sellers own and hold good and valid title or leasehold title, as the case may be, to all the Assets, other than the Real Property, free and clear of any Encumbrances (other than liens in favor of Sellers' pre-petition bank lenders). At Closing, Sellers will convey to Buyer good and valid title to all the Assets, other than the Real Property, free and clear of all Encumbrances.

         3.12. Real Property.

         (a) Sellers own or hold indefeasible fee simple or leasehold title, as the case may be, to the Real Property together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto, free and clear of any Encumbrances other than the Real Property Encumbrances.

         (b) At the Closing, Sellers will convey to Buyer good and marketable fee simple or leasehold title, as the case may be, to all Real Property, free and clear of any Encumbrances other than the Permitted Real Property Encumbrances.

         (c) Schedule 2.01(a) is a true, correct and complete list of all of the Real Property owned or leased by Sellers in connection with the ownership and operation of the Business.

         (d) The buildings and other improvements constructed on the Real Property and material to the conduct of the Business are in a state of good condition and repair, in all material respects.

         (e) There are no pending or, to the Knowledge of Sellers, threatened condemnation or similar proceedings or material special assessments relating to the Real Property or any part thereof.

         (f) Sellers have received all required material approvals of Governmental Authorities (including, without limitation, Permits, zoning approvals and material certificates of occupancy or other such certificates permitting lawful occupancy of the Real Property) required in connection with the use of the Real Property and all improvements thereon.

         3.13. Environmental Matters. Except as set forth on Schedule 3.13:

         (a) The Business is, and since January 1, 1999 has been, in compliance in all material respects with all applicable Environmental Laws.

         (b) No Seller has received any material Environmental Claim nor, to the Knowledge of Sellers, is there any basis for any material Environmental Claim (including knowledge of any actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, whether relating to the Assets or the Business or otherwise).

         (c) There is no existing material contamination by, and there has not been any material release of, any Materials of Environmental Concern on, at, under or around any of the Assets or on or in connection with the Business.

         (d) True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted with respect to any Seller or the Business, either by any Seller or any environmental consultant or engineer engaged for such purpose, have been made available to Buyer. Sellers have provided Buyer with true, complete and correct copies of all environmental audits and assessments in the possession of Sellers relating to any of the Assets or any Pre-Closing Environmental Matter.

         (e) Each Seller has all material Permits required under applicable Environmental Laws to own or lease its properties and to conduct the Business thereon. All material Permits currently held by Sellers pursuant to the Environmental Laws have been made available to Buyer.

         (f) Without in any way limiting the generality of the foregoing, (i) all Materials of Environmental Concern are handled and disposed of in material compliance with all applicable Environmental Laws, (ii) all underground storage tanks located on the Real Property, and the capacity and contents of such tanks, are identified on Schedule 3.13(f), (iii) there is no material amount of exposed friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Sellers and used in the conduct of the Business, and (iv) no polychlorinated biphenyls are used or stored at any Real Property owned or leased by Sellers.

         (g) Notwithstanding the foregoing, the representations and warranties in this Section 3.13 shall be deemed to be made without the benefit of any knowledge or materiality qualifiers with respect to matters involving any handling, storage or release of nuclear materials that constitute Materials of Environmental Concern.

         3.14. Intellectual Properties, Computer Software, etc. Schedule 2.01(g) is a true, correct and complete list of all material Intellectual Properties used in connection with, or derived from or arising out of, the ownership and operation of the Business and all computer software, programs and similar systems owned or licensed by any Seller for use at or in connection with the Business (other than commercially available software or "off-the-shelf" licenses). Except for customary licensing fees payable under the Contracts, Sellers have the right to use, free and clear of any royalty or other payment obligations, claims of infringement against Intellectual Properties or computer software, programs or similar systems owned by any Seller or any liens (other than liens in favor of Sellers' pre-petition bank lenders, (a) all Intellectual Properties used or needed by Sellers in the conduct of the Business, and (b) all computer software, programs and similar systems owned by or licensed under Contracts to any Seller and used in the conduct of the Business, and no Seller is in violation or infringement of, nor has any Seller received any notice alleging any conflict with or violation or infringement of, any rights of any other Person with respect to any such Intellectual Properties or computer software, programs or similar systems. Except to the extent prohibited by Legal Requirements, and except for customary licensing fees payable under the Contracts, subsequent to the Closing and without further action or the payment of additional fees, royalties or other compensation to any Person, Buyer will be entitled to unrestricted use of all Intellectual Properties, computer software, programs and similar systems as currently used in the Business.

         3.15. Insurance. True and correct copies of all insurance arrangements and policies and any endorsements thereto in place for the benefit of the Assets and the conduct of the Business have been made available to Buyer.

         3.16. Permits and Licenses. Schedule 2.01(f) contains a complete and accurate list and summary description of all material Permits and franchises (including applications therefor) owned or held by Sellers relating to the ownership, development or operations of the Business or the Assets, all of which are in good standing, and except as a result of the filing of the Bankruptcy Cases, are not subject to challenge. Except in connection with the Bankruptcy Cases, or as set forth on Schedule 3.16, each Seller is, with respect to the Business, duly licensed by the appropriate Governmental Authorities. Each Seller is, and the Business is and has at all time been conducted, in compliance in all material respects with any and all applicable licensing requirements. Except in connection with the Bankruptcy Cases, or as set forth on Schedule 3.16, there are no provisions in, or agreements relating to, any such Permits or franchises (including applications therefor) which would preclude or limit Buyer from operating the Business and using all Assets in their current conditions and locations, except for such provisions relating to the assignment or transfer of any Permit or franchise.

         3.17. Agreements and Commitments.

         (a) Schedule 3.17 is a true, complete and correct list of all Contracts conforming to the descriptions set forth in this Section 3.17 to which any Seller, individually or through a joint venture, partnership or other arrangement, is a party, copies of each of which have been delivered or made available to Buyer, including:

                  (i) Contracts involving payments by or to any Seller, individually or through a joint venture, partnership or other arrangement, in excess of One Hundred Thousand Dollars ($100,000) not made in the ordinary course of business;

                  (ii) any employee collective bargaining agreement or other Contract with any labor union covering employees of any of the Sellers;

                  (iii) any Contract (including sales orders) involving the obligation of any Seller, individually or through a joint venture, partnership or other arrangement, to deliver products or services in excess of One Hundred Thousand Dollars ($100,000);

                  (iv) any option or other Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in any real property (including the Real Property);

                  (v) any Contract under which any Seller, individually or through a joint venture, partnership or other arrangement, has agreed to indemnify any third party in any manner, including with respect to, or to share, the Tax liability of any third party;

                  (vi) any Contract to make a capital expenditure or to purchase a capital asset in excess of Two Hundred Fifty Thousand Dollars ($250,000) by or on behalf of any Seller in connection with the Assets or the operation of the Business other than capital expenditures relating to assets which are to become part of a project;

                  (vii) any Contract relating to the location of employees or minimum number of employees to be employed by Seller with respect to the Business;

                  (viii) any power of attorney (other than powers of attorney given in the ordinary course of the Business with respect to routine export, tax or securities matters);

                  (ix) any bond, indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

                  (x) any Contract limiting or restricting in any material manner the operation of the Business;

                  (xi) any lease or similar Contract under which (i) any Seller, individually or through a joint venture, partnership or other ownership arrangement, is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property or real property owned by any third Person for an annual rent in excess of One Hundred Thousand Dollars ($100,000) or (ii) any Seller, individually or through a joint venture, partnership or other arrangement, is the lessor of, or makes available for use by any third Person, any tangible personal property or real property owned by any Seller for an annual rent in excess of One Hundred Thousand Dollars ($100,000), in each case, other than with respect to machinery, equipment, vehicles or other tangible personal property specifically for use in connection with a project;

                  (xii) employment and severance Contracts (i) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of any Seller, individually or through a joint venture, partnership or other arrangement, or (ii) that will or could result in the payment by or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or any Seller, individually or through a joint venture, partnership or other arrangement, any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transactions; and

                  (xiii) any joint venture or partnership (or other ownership arrangement) Contracts.

         (b) Sellers have made available to Buyer true, complete and correct copies of any Contract (including purchase orders) involving the obligation of any Seller to purchase products or services pursuant to which the aggregate of payments to become due from such Seller is equal to or exceeds One Hundred Thousand Dollars ($100,000);

         3.18. Contracts.

         (a) Except for events of default that arise or result from the filing of the Bankruptcy Cases or which can be cured in connection with assumption and assignment pursuant to this Agreement, upon assumption by any Seller which is a debtor in the Bankruptcy Cases:

                  (i) the Contracts constitute lawful, valid and legally binding obligations of the Sellers who are parties thereto and are enforceable against such Sellers in accordance with their terms;

                  (ii) each Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto;

                  (iii) no Contract will prohibit competition or restrict the ability of Buyer to engage in any lawful business after Closing; and

         3.19. Employees and Employee Relations.

         (a) Sellers have made available to Buyer a complete list (as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of each Seller (indicating in such list whether each employee is part-time or full-time, whether such employee is employed under written Contract, and, if such employee is not actively at work, the reason therefor).

         (b) There is no pending or, to the Knowledge of Sellers, threatened employee strike, work stoppage or slowdown or labor dispute. Except as disclosed on Schedule 3.19, no employees of any Seller are represented by a labor union or employee organization, and (i) no union or employee organization has made a written demand for recognition and (ii) to the Knowledge of Sellers, no other union organizing or collective bargaining activities by or with respect to any employees of any Seller are taking place.

         3.20. Employee Benefit Plans. Except as set forth on Schedule 3.20:

         (a) Sellers have provided Buyer access to each Employee Benefit Plan and Other Plan that any Seller or any member of the Controlled Group that includes any Seller sponsors or maintains or has within the last three (3) years sponsored or maintained or to which it contributes (including employee elective deferrals) or has within the last three (3) years contributed or been required to contribute, or with respect to which it otherwise has any liability or obligation (collectively, the "Seller Benefit Plans").

         (b) Each Seller Benefit Plan (and related trust, insurance contract or fund if the Seller Benefit Plan is funded through a trust or third party funding vehicle) complies in form and in operation in all material respects with applicable Legal Requirements, and has been administered and operated in all material respects in accordance with all applicable Legal Requirements. All required reports and descriptions required to be filed with any Governmental Authority (including, to the extent applicable, Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Seller Benefit Plan. Sellers have delivered or made available to Buyer correct and complete copies of, to the extent applicable, the plan documents and summary plan descriptions, most recent determination letters received from the Internal Revenue Service, most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each Seller Benefit Plan (and in the case of any Seller Benefit Plan of any Foreign Seller, any comparable documents under the applicable Legal Requirements of the appropriate Governmental Authorities). Since March 22, 2001 no Employee Benefit Plan has been audited by any Governmental Authority, no Seller has received any written notice that such an audit will or may be conducted and no event has occurred since the date of such determination letter that would operate to jeopardize any Seller Benefit Plan's qualification.

         (c) Each Seller Benefit Plan intended to be a qualified plan under Code section 401(a) is in material compliance with the requirements of a qualified plan under Code section 401(a), and each such plan has received a favorable determination letter from the Internal Revenue Service that is current and valid and no event has occurred since the date of such determination letter that would operate to jeopardize such plan's qualification. All contributions (including employer contributions and employee salary reduction contributions) to each Seller Benefit Plan that are required to be paid have been paid.

         (d) All required premiums or other payments relating to all periods of coverage existing on the Closing Date have been or will have been paid with respect to each Seller Benefit Plan which is an Employee Welfare Benefit Plan.

         (e) There have been no Prohibited Transactions with respect to any Seller Benefit Plan that would subject any Seller or any member of the Controlled Group that includes any Seller to any material liability; no Seller has incurred or reasonably expects to incur material excise tax liability under Chapter 43 and Chapter 47 under Subtitle D of the Code; no ERISA Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Seller Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Seller Benefit Plan (other than routine, uncontested claims for benefits) is pending or, to the Knowledge of Sellers, threatened; and to the Knowledge of Sellers, there exists no basis for any such action, suit, proceeding, hearing or investigation. No Party in Interest has any interest in any assets of any Seller Benefit Plan which is an Employee Pension Benefit Plan other than as a beneficiary by virtue of such Person's participation in such plan.

         (f) No Seller Benefit Plan subject to Title IV or part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the "Code") and the Sellers have never sought to obtain any variance from the minimum funding standards pursuant to section 412(d) of the Code. The funding method used in connection with each Seller Benefit Plan subject to Title IV or part 3 of Title I of ERISA meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such Seller Benefit Plan subject to Title IV or part 3 of Title I of ERISA and reasonable expectations. The fair market value of the plan assets of each Employee Pension Benefit Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No Seller Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA section 4043. No proceeding by the PBGC to terminate any Seller Benefit Plan has been instituted, and the Sellers have not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any Seller Benefit Plan.

         (g) No Seller, and no member of the Controlled Group that includes any Seller, contributes to, ever has contributed to, or ever has been required to contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. No Seller, and no member of the Controlled Group that includes any Seller, maintains or contributes, ever has maintained or contributed, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code section 4980B or ERISA section 601 ("COBRA")).

         (h) Each Seller has complied in all material respects with the requirements of Code sections 4980B, 9801, 9802, 9811 and 9812.

         (i) With respect to each Seller Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with any Seller as determined under Code section 414 or ERISA section 3(5), no event has occurred and no condition exists that after the Closing could subject the Buyer, directly or indirectly, to any liability (including liability under any indemnification agreement) under section 412, 413, 4971, 4975 or 4980B of the Code or section 302, 502, 515, 601, 606 or Title
IV of ERISA.

         3.21. Litigation and Proceedings. Except as disclosed in the ITG SEC Documents, the Bankruptcy Cases or on Schedule 3.21, there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings (including qui tam actions) pending, affecting, or to the Knowledge of Sellers, threatened against any Seller which would cause a Material Adverse Change, and to the Knowledge of Sellers, there exist no facts that might form the basis of any such claim, action, suit, litigation, arbitration, mediation, investigation or other proceeding.

         3.22. Taxes.

         (a) Sellers have filed all material Tax Returns required to be filed by or on behalf of any of them; all such Tax Returns are correct and complete in all material respects; and Sellers have duly paid or made provision in the Audited Financial Statements for the payment of all material Taxes due and payable as of the date of such Financial Statements; and as of Closing there will be no Encumbrances on any Assets that relate to failure (or alleged failure) to pay any Tax.

         (b) Each Seller has withheld proper and accurate amounts from its employees' compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by Sellers to independent contractors, creditors and other Persons for which withholding or payment is required by law.

         (c) No taxing authority has advised any Seller in writing that it intends to assess any material additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Sellers either claimed or raised by any Governmental Authority in writing.

         (d) No Seller has or may have any liability for the Taxes of any Person other than Sellers under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

         3.23. Brokers and Finders. No Seller nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the Transaction, except that ITG has engaged Lehman Brothers, UBS Warburg and Landauer Capital Markets Group, Inc. to act as ITG's independent financial advisors in connection with the Transaction.

         3.24. Payments. No Seller has, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person which is in any manner related to the Assets or the Business in violation of any Legal Requirement. No Seller, nor to the Knowledge of Sellers, any officer, director or employee of any Seller has received or will receive any rebate, kickback or other improper or illegal payment from Person with whom Sellers conduct or have conducted business.

         3.25. Intentionally Deleted.

         3.26. Customer List. Sellers have made available to Buyer a complete and accurate list of all customers of each Seller (other than Landbank) since November 30, 2001 which generated revenues in excess of One Hundred Thousand Dollars ($100,000) during such period.

         3.27. Backlog. Sellers have made available to Buyer a complete and accurate list of all unfilled orders for products or services of Sellers (other than Landbank) as of September 28, 2001 setting forth the date of such order and the current status.

         3.28. Investment Experience and Intent; No Registration. ITG is experienced in evaluating companies such as Buyer, is able to fend for itself in transactions such as the Transaction, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring and holding the Common Stock comprising the Share Consideration, if any. Except as may be required in connection with or pursuant to the Bankruptcy Cases, ITG is acquiring the Common Stock comprising the Share Consideration, if any, for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof in violation of applicable federal securities laws. ITG understands and acknowledges that the Common Stock comprising the Share Consideration, if any, will not be registered under the Securities Act, unless and solely to the extent so required pursuant to the terms and subject to the conditions of the Registration Rights Agreement.

         3.29. Accredited Investor Status. As of the Effective Date, each of ITG and any other Seller receiving any portion of the Share Consideration, if any, is an Accredited Investor.

         3.30. Rule 144. ITG acknowledges that the Common Stock comprising the Share Consideration, if any, must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. ITG is aware of the provisions of Rule 144 promulgated under the Securities Act that permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions. ITG covenants that, in the absence of an effective registration statement covering the Common Stock comprising the Share Consideration, ITG will sell, transfer or otherwise dispose of such securities only in a manner consistent with ITG's obligations under the Registration Rights Agreement, in compliance with applicable federal securities laws or as ordered by the

Bankruptcy Court in the Bankruptcy Cases. In connection therewith, ITG acknowledges that Buyer will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3.30 and the Registration Rights Agreement and will transfer securities on the books of Buyer only to the extent not inconsistent herewith and therewith or as ordered by the Bankruptcy Court in the Bankruptcy Cases.

         3.31. Government Contracting. Except as set forth on Schedule 3.31:

         (a) (i) no Seller, nor to the Knowledge of Sellers, any director, officer, employee, agent or consultant of any Seller, is (or for the last five
(5) years has been) under administrative, civil or criminal investigation (including as a result of a qui tam or similar action brought under the Civil False Claims Act or any similar state or local law, rule or regulation), indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid or is (or for the last five (5) years has been) in violation of any statutes or regulations relative to prohibited practices, including the False Claims Act, prohibitions against "Buying In," the Anti-Kickback Act, the Federal Election Campaign Act, Truth-In-Negotiations-Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act, International Trade in Arms Regulation, Cost Accounting Standards, prohibitions against conflict of interest and anti-trust laws or any governmental accounting regulations; (ii) no Seller has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or would reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment of payment or disallowances of cost.

         (b) No Seller, nor to the Knowledge of Sellers, any director, officer, employee, agent or consultant of any Seller is (or for the last five (5) years has been) suspended, proposed for debarment or debarred from doing business with any Governmental Authority or has been declared nonresponsible or ineligible for U.S. Government contracting. To the Knowledge of Sellers, there exist no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility in the future on the part of the Sellers or Buyer as the purchaser of the Assets.

         (c) Each Seller is in compliance in all material respects with all Foreign Ownership and Control Interests ("FOCI") regulations and have received all required approvals within the last five (5) years.

         (d) Each Seller's cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations and rules.

         3.32. Accounts Receivable. Except as described on Schedule 3.32, there is (a) no account debtor that has refused (or to the Knowledge of any Seller, threatened to refuse) to pay its obligations with respect to any Account Receivables for any reason, (b) to the Knowledge of Sellers, no account debtor that is insolvent or bankrupt, (c) no Accounts Receivable that was not generated in the ordinary course of the Business, (d) no Accounts Receivable that is not appropriately reserved and, as reserved, is not good and collectible. Notwithstanding the foregoing, the representations and warranties in this Section 3.32 are not made with respect to any Excluded Account Receivable.

         3.33. Related Party Transactions. Except (i) for compensation and benefits payable in the ordinary course of the Business and (ii) for normal travel advances made in the ordinary course of the Business consistent with past practice, no director, officer, partner or employee of any Seller (a) since December 31, 2000 has lent or borrowed any monies to or from or has outstanding any indebtedness or other similar obligations to any Seller, (b) is otherwise a party to, or since December 31, 2000 has been a party to, any Contract with any Seller involving payments equal to or in excess of One Hundred Thousand Dollars ($100,000) per year or (c) owns or has any rights in any material assets, properties, licenses or rights which are used or leased (or, since December 31, 2000 were used or leased) by any Seller in the conduct of the Business.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         4.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

         4.02. Corporate Powers; Consents; Absence of Conflicts, Etc. Buyer has the requisite power and authority to conduct its business as now being conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction by Buyer:

         (a) are within Buyer's corporate powers and are not in contravention of any Legal Requirement or the terms of its Articles of Incorporation or Bylaws, each as amended to date, and have been approved by all requisite corporate and shareholder action;

         (b) except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.02(b), do not require any approval or consent of, or filing with, any Governmental Authority;

         (c) do not conflict with or result in any breach or contravention of, any material agreement to which Buyer is a party or by which it is bound; and

         (d) do not violate any Legal Requirement to which Buyer may be subject.

         4.03. Binding Agreement. This Agreement and all instruments and agreements hereunder to which Buyer is or becomes a party are (or upon execution will be) valid and legally binding obligations of Buyer enforceable against Buyer in accordance with the respective terms hereof and thereof, except as enforceability against Buyer may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

         4.04. Issuance of Share Consideration. The issuance of the shares of Common Stock comprising the Share Consideration, if any, has been duly and validly authorized by all requisite corporate and shareholder action, and, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

         4.05. Brokers and Finders. Neither Buyer, nor any Affiliate of Buyer, nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder, except that Buyer has engaged CS First Boston to act as Buyer's independent financial advisors in connection with the Transaction.

         4.06. Payments. Neither Buyer nor any Affiliate of Buyer nor any officer, director, employee or agent thereof, has, directly or indirectly, paid or delivered, offered to pay or deliver, or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any person which is now or was previously an affiliate or insider (as those terms are defined in the Bankruptcy Code) of any Seller.

         4.07. SEC Documents and Other Reports. Buyer has filed all required documents with the SEC since January 1, 1999 (the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Buyer SEC Documents filed prior to the Effective Date or as required by GAAP, Buyer has not, since December 31, 2000 made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements.

         4.08. Actions and Proceedings. Except as set forth in the Buyer SEC Documents filed prior to the Effective Date or on Schedule 4.08, (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against or involving Buyer or any of its Subsidiaries, or involving any of its or their properties, assets or business that would have a Buyer Material Adverse Change and (b) as of the Effective Date, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Buyer, threatened against or involving Buyer or any of its Subsidiaries, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Buyer Material Adverse Change.

         4.09. Capital Structure. The authorized stock of Buyer consists of 200,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, no par value (the "Buyer Preferred Stock"). At the close of business on January 9, 2002: (a) 40,053,332 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; and (b) no shares of Buyer Preferred Stock were issued or outstanding. Except in connection with the Registration Rights Agreement or as disclosed in Buyer SEC Documents filed prior to the date hereof, there are no outstanding contractual obligations of Buyer or any of Buyer's Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the registration for sale of, or (iv) granting any preemptive or antidilutive rights with respect to, any shares of Common Stock.


         4.10. Absence of Certain Changes or Events. Since December 31, 2001,
(i) no event has occurred which constitutes a Buyer Material Adverse Change and
(ii) none of Buyer or any of its Subsidiaries has incurred any material liability or obligations (direct, indirect or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Buyer Material Adverse Change, except for any changes or effects resulting from this Agreement, the Transaction or the announcement thereof.

         4.11. Financing. Buyer has sufficient funds to enable Buyer to consummate the Transaction.

5.       COVENANTS AND AGREEMENTS OF THE PARTIES

         5.01. Filing of Sale Motion; Entry of Buyer Protection and Bidding Procedures Order; Additional Sellers. Promptly following, but no later than three (3) business days after, the Effective Date, Sellers shall file the Sale Motion and such other motions as are necessary to implement the Transaction. Sellers shall request a prompt hearing relative to, and shall use commercially reasonable efforts to obtain, entry of the Buyer Protection and Bidding Procedures Order and the Sale Order. From and after the Effective Date, to the extent that any direct or indirect Subsidiaries of any Seller acquires, owns or holds any portion of the Assets or conducts any portion of the Business and initially is not a Party hereto, Sellers shall cause each such direct or indirect Subsidiary to become a Party as an additional Seller. In addition, Sellers shall, and shall cause each such Subsidiary to, execute and deliver such further documents and instruments and take such further actions as may be necessary to file a Bankruptcy Case for each Subsidiary of ITG as, in the reasonable judgment of Sellers after consultation with Buyer, are necessary to consummate the Transaction.

         5.02. Operations. From the Effective Date until the Closing Date, except as otherwise expressly provided in this Agreement (including Section 5.03), and without first obtaining the consent of Buyer, which shall not be unreasonably withheld or delayed, and subject to the obligations of Sellers to comply with any applicable order of the Bankruptcy Court and the provisions of the Bankruptcy Code, and taking into account Sellers' current financial condition and operation under the Bankruptcy Code, Sellers shall:

         (a) perform when due all post-petition Legal Requirements and obligations under Contracts (including the Assumed Contracts) relating to or affecting the Assets or the Business;

         (b) conduct the Business in substantially the same manner as they have heretofore;

         (c) maintain the Assets in good working order and condition, ordinary wear and tear excepted;

         (d) take all actions necessary and appropriate to deliver to Buyer title to the Assets free and clear of all Encumbrances (except for the Permitted Real Property Encumbrances) and, with respect to any Seller which is not a debtor in the Bankruptcy Cases, obtain appropriate releases, consents, estoppels, certificates, opinions and other instruments as Buyer may reasonably request;

         (e) keep in full force and effect present insurance policies or other comparable insurance benefiting the Assets and the conduct of the Business;

         (f) taking into account the Sellers' current financial condition and the pendency of the Bankruptcy Cases, maintain and preserve their business organizations and operations substantially intact; use their respective commercially reasonable efforts to retain the present employees at the Business (subject to the right of Sellers, after consultation with Buyer, to discharge any employee in the ordinary course of the Business, and subject to the right of Sellers to discharge any employee after notice from Buyer that such employee will not become a Hired Employee); maintain their relationships with contractors, subcontractors, suppliers, customers and other Persons doing business with Sellers; and take such actions as are reasonably necessary and achievable to cause the smooth, efficient and successful transition to Buyer of the Business at Closing; and

         (g) permit and allow reasonable access by Buyer to discuss and make offers of post-Closing employment with any of Sellers' personnel, to advertise for post-Closing employment at the Business, and to establish relationships with contractors, subcontractors, suppliers and other Persons having business relations with Sellers.

         5.03. Certain Actions. From the Effective Date until the Closing Date, Sellers shall not take any of the following actions without first obtaining the consent of Buyer (which shall not be unreasonably withheld or delayed), and if necessary the Bankruptcy Court:

         (a) amend or terminate any Assumed Contract, or enter into any new Contract involving a commitment on the part of any Seller in excess of Two Hundred Fifty Thousand Dollars ($250,000);

         (b) make offers to any employees of the Business for employment with any Person after Closing or make any material change in personnel, operations, finances, accounting policies, or real or personal property of the Business;

         (c) increase compensation payable or to become payable to, make a bonus or severance payment to, or otherwise enter into one or more bonus or severance agreements with, any employee or agent of any Seller except pursuant to the Retention Plan or any other plan approved by the Bankruptcy Court (and Sellers' pre-petition bank lenders);

         (d) create, assume or permit to exist any new Encumbrance upon any of the Assets, except to provide adequate protection as is required by the Bankruptcy Court;

         (e) sell, assign, transfer, distribute or otherwise transfer or dispose of any property, plant or equipment of any Seller (other than an Excluded Asset) having a value in excess of Fifty Thousand Dollars ($50,000);

         (f) take any action (other than in connection with the Bankruptcy Cases and filing the Sale Motion) outside the ordinary course of the Business, except as permitted by the Bankruptcy Court;

         (g) amend or agree to amend the articles or certificate of incorporation or other organizational documents or the bylaws or other governing documents of any Seller or otherwise take any action relating to any liquidation or dissolution of any Seller;

         (h) create, incur, assume, guarantee or otherwise become liable for any liability of any other Seller, or agree to do any of the foregoing;

         (i) cancel, forgive, release, discharge or waive any receivable or any similar Asset or right with respect to the Business, or agree to do any of the foregoing;

         (j) change any accounting method, policy or practice in the Financial Statements; or

         (k) terminate, amend or otherwise modify any Employee Benefit Plan or Other Plan, except for amendments required to comply with applicable Legal Requirements or as requested by Buyer.

         5.04. Employee Matters.

         (a) Subject to the exclusions set forth in this Section, Buyer may communicate (after consulting with management of ITG) directly with any employees of any Seller and may offer, or cause its Affiliates to offer, to employ as of the Closing Date any active employees of any Seller working at the Business on the Closing Date. Buyer, within its sole discretion, shall determine which, if any, such employees of Sellers shall be offered employment. It is the intent of Buyer to make offers of employment to operating and administrative employees of Sellers listed on Schedule 5.04 on terms and conditions which are generally comparable to similarly situated employees of Buyer. Subject to approval of the Retention Plan, Buyer will grant each Hired Employee, upon and subject to such employee becoming a Hired Employee, one (1) week's paid vacation. Buyer will not be responsible for any termination, severance, salary or other benefits owed to the Hired Employees as a result of their employment by any Seller prior to the Closing Date. Sellers acknowledge that all employment offers are subject to the satisfactory completion by Buyer of its customary employee background checks, including, if applicable, pre-employment drug and alcohol screening. Nothing contained in this Section 5.04 or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to terminate at will the employment of any Hired Employee. Except as provided in this Agreement, Sellers shall be solely responsible for and pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees on or prior to the Closing Date, or in connection with or resulting from the consummation of the Transaction, and Sellers shall remain liable for any and all costs and expenses associated with continued employment, or termination and severance, of all employees of Sellers other than the Hired Employees, including any obligation imposed on Sellers or Buyer to provide such employees with continued health, disability, life or other retirement benefits (whether covered by insurance or not). Sellers hereby, jointly and severally, indemnify, defend and hold Buyer harmless from and against any COBRA liability with respect to any current or former employee of any Seller, or qualified beneficiary of such employee, other than the Hired Employees and their qualified beneficiaries. Buyer shall not, at any time prior to ninety (90) days after the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing," as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment of the Business; or (ii) a "mass layoff," as defined in the WARN Act, affecting any site of employment of the Business; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff; provided, however, that Sellers remain solely liable for any WARN or similar liabilities arising as a result of the termination of its or their employees at or before Closing as a result of the Transaction, or arising out of any other event on or before Closing or any other Seller action. To the extent (but only to the extent) that the assets of Sellers' 401(k) plan with respect to the employees of the Business are not directly transferred to Buyer's 401(k) plan by a Code section 414(l) asset transfer, Seller shall one hundred percent (100%) vest the accounts of all participants in Seller's 401(k) plan who are employees of the Business on the Closing Date and who and whose accounts are not directly transferred to Buyer's 401(k) plan by a Code section 414(l) transfer; provided, however, the transfers may only be made in respect of participants in Sellers' 401(k) plan who become Hired Employees.

         (b) Buyer will, or will cause its Affiliates, to the extent permitted by Buyer's welfare plans or stop-loss carriers, to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Hired Employee under any welfare plan that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for such employees immediately prior to the Closing Date, and (ii) provide each such Hired Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

         5.05. Access to and Provision of Additional Information.

         (a) From the Effective Date until the Closing Date, Sellers shall cooperate fully with Buyer and Buyer's representatives in connection with Buyer's due diligence investigation of the prospects, business, assets, Contracts, rights, liabilities and obligations of Sellers and the Business, and shall provide to Buyer and Buyer's representatives reasonable access to and the right to inspect the Business, any facilities associated with or used in the Business, the Assets, books and records of Sellers relating to Sellers, the Assets and the Business, and will furnish to Buyer such additional financial, operating and other data and information regarding the Business as Buyer may from time to time reasonably request, without regard to where such information may be located. In addition, each Seller shall use commercially reasonable efforts to cause its agents, representatives, employees, officers, directors, vendors, suppliers, and customers to cooperate with Buyer and Buyer's representatives in connection with Buyer's due diligence review as it relates to any Contracts between any such vendors, suppliers, and customers and any Seller.

         (b) From the Effective Date until the Closing Date, Sellers shall cause their respective officers and employees to confer on a regular basis with one or more representatives of Buyer and to answer Buyer's questions regarding matters relating to the conduct of the Business and the status of the Transaction. Sellers shall notify Buyer in writing of any material changes in the operations, financial condition or prospects of the Business and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) of any Person and shall keep Buyer reasonably informed of such matters.

         (c) Except as provided in Article 8, each Party shall be responsible for its own costs and expenses incurred pursuant to this Section 5.05.

         5.06. Post-Closing Maintenance of and Access to Information.

         (a) The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of another Party for the purposes of concluding the transactions herein contemplated, Tax Returns or audits, the Assumed Contracts and other Legal Requirements, and the prosecution or defense of third party claims. Accordingly, each Party shall keep, preserve and maintain in the ordinary course of business, and as required by Legal Requirements and relevant insurance carriers, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof.

         (b) Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use its commercially reasonable efforts to cause, at the expense of the requesting Party, its respective former and present directors, officers and employees to cooperate with, the other Party after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement and pertaining to periods prior to the Closing Date.

         (c) Sellers shall be entitled to remove from the Business, at Sellers' sole risk and expense, any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation. Any records so removed shall be promptly returned to Buyer following their use by Sellers.



         5.07. Governmental Authority Approvals: Consents to Assignment.

         (a) From the Effective Date until the Closing Date, each Seller and Buyer shall (i) promptly apply for and use their respective commercially reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby, (ii) provide such information and communications to Governmental Authorities as the other party or such Persons may reasonably request, and (iii) assist and cooperate with other parties to obtain all Permits and clearances of Governmental Authorities that the other parties reasonably deem necessary or appropriate, and to prepare any document or other information reasonably required of it by any such Persons to consummate the transactions contemplated herein or in the Registration Rights Agreement; provided, however, that, notwithstanding the foregoing, no Party shall have any obligation under such provisions (x) to pay any cash amounts to Governmental Authorities other than filing fees or other customary fees, or (y) to agree to divest assets or limit the operations of its businesses.

         (b) From the Effective Date until the Closing Date, each of the Parties shall file, if and to the extent required by law, all reports or other documents required or requested by Governmental Authorities under the HSR Act concerning the purchase and sale of the Assets and comply promptly with any requests by the Governmental Authorities for additional information concerning the purchase and sale of the Assets, so that the waiting period specified in the HSR Act with respect to those Assets will expire as soon as reasonably possible after the Effective Date. Each of the Parties shall furnish to the other Parties such information as the other Parties reasonably require to perform their obligations under the HSR Act and shall exchange drafts of the relevant portions of each other's report forms prior to filing.

         (c) Sellers shall use commercially reasonable efforts to (i) obtain Bankruptcy Court approval of the assumption by and assignment to Buyer of the Assumed Contracts and (ii) with respect to Government Contracts, use commercially reasonable efforts to obtain all other consents, approvals and novations required to assign the Assumed Contracts to Buyer.

         (d) In the event that any and all novations, transfer or other agreements, consents, approvals or waivers necessary for the assignments, transfer or novation of any Assumed Contracts, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Sellers to Buyer of all of Sellers' right, title and interest in and to, and all of Sellers' obligations and liabilities under, such Assumed Contracts, and Buyer shall be deemed Sellers' agent for the purpose of completing, fulfilling and discharging all of Sellers' liabilities under any such Assumed Contracts. The

Parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assumed Contracts, and to relieve Sellers of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

         (e) In the event Sellers shall be unable to make the equitable assignment described in Section 5.07(d), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Buyer under such Assumed Contracts, or would not assign all Sellers' rights thereunder at the Closing, Sellers and Buyer shall continue to cooperate and use commercially reasonable efforts to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use commercially reasonable efforts (without the expenditure, in the aggregate, of any material sum, taking into account Sellers' financial condition) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract to the extent related to the Business or the Assets, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Sellers arising from any such Assumed Contracts against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Sellers or otherwise), Buyer shall perform at the reasonable direction of Sellers and for the benefit of any third Person (including any Governmental Authority) the obligations of Sellers thereunder or in connection therewith, and Buyer agrees to pay, perform and discharge all obligations and liabilities of Sellers relating to such performance or failure to perform, after the Closing Date.

         5.08. Use of Names. From and after Closing, Sellers shall not use any of the names acquired pursuant to this Agreement, or any variation of the foregoing, in the conduct of any of their businesses, except as is required in or in connection with the Bankruptcy Cases or as required by Legal Requirements. Promptly after Closing, Sellers shall, to the extent feasible, implement such name changes as necessary to comply with this Section 5.08.

         5.09. Allocation of Purchase Price for Tax Purposes; Type of Consideration Paid.

         (a) Except with respect to any portion of the Transaction which the Parties agree to treat as a reorganization under section 368(a)(1)(G) of the Code pursuant to Section 5.09(b) hereof, Sellers and Buyer agree that, for tax purposes, the Purchase Price shall be allocated among the Assets as Buyer may determine, in accordance with their fair market values consistent with section 1060 of the Code, and such allocation shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Sellers and Buyer covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Sellers and Buyer shall exchange mutually acceptable and completed IRS Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation. Notwithstanding anything to the contrary, no allocation hereunder shall supersede or otherwise usurp the jurisdiction of the Bankruptcy Court to value the assets for purposes of distribution to the respective Debtors' estates under the Bankruptcy Code.

         (b) To the extent that the parties agree that the Transaction qualifies, in whole or in part, as one or more reorganizations pursuant to section 368(a)(1)(G) of the Code, then the Sellers shall provide Buyer with a statement setting forth the adjusted tax bases of the Assets acquired in such reorganizations and the amount of net operating losses and other tax attributes that are unused after the liquidation of the Sellers, and Sellers and Buyer shall report such acquisition to such extent as a reorganization described in section 368(a)(1)(G) of the Code. If requested by Buyer, Sellers shall cooperate in taking actions necessary so that all or part of the Transaction constitutes one or more reorganizations pursuant to section 368(a)(1)(G) of the Code; provided however, that Sellers shall not be required to take any action that reduces, or modifies the type of, consideration payable to Sellers pursuant to this Agreement, increases the liabilities retained by Seller, or increases in any material respect the amount of Tax payable to one or more Governmental Authorities for periods prior to the date of the final liquidation of the Sellers.

         5.10. Further Acts and Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, each Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets and the Business, to confirm such Seller's capacity and ability to perform its pre-Closing and post-Closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Each Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which such Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and the Business.

         5.11. Costs and Expenses.

         (a) Except as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and related to the Transaction, including legal counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expense, whether or not the Transaction is consummated. Sellers shall be responsible for paying any allowed fees and expenses of Lehman Brothers, UBS Warburg and Landauer Capital Markets Group, Inc. in connection with the transactions contemplated by this Agreement.

         (b) Buyer shall pay the cost of any owner's title insurance policies it may obtain, and Sellers shall pay the cost of removing Encumbrances that are not Permitted Real Property Encumbrances. Buyer shall pay the cost of any land title surveys of the Real Property, and environmental, engineering and other professional studies undertaken by Buyer.

         (c) In the event any Party elects to incur legal fees or expenses to enforce or interpret any provision of this Agreement and subject to any required approvals of the Bankruptcy Court, the prevailing Party will be entitled to recover such legal fees and expenses, including attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

         5.12. Insurance Ratings. From the Effective Date until the Closing Date, Sellers will take all actions reasonably requested by Buyer to enable Buyer to succeed to the Workers' Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of Sellers and the Business for insurance or other purposes. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

         5.13. Fulfillment of Conditions. Each Party will execute and deliver at Closing each agreement, instrument or other document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

         5.14. Release of Encumbrances. Sellers shall cause all Encumbrances other than the Permitted Real Property Encumbrances to be released and discharged at or prior to Closing, which Encumbrances, as to Sellers that have filed Bankruptcy Cases, may be released and discharged by the Bankruptcy Court in the Sale Order.

         5.15. Assumed Contracts; Excluded Contracts.

         (a) Assumed Contracts. Subject to the approval of the Bankruptcy Court and pursuant to the Executory Contract Assumption and Assignment Order, the Assumed Contracts will be assumed by Sellers and assigned to Buyer or Buyer's designee on the Closing Date under section 365 of the Bankruptcy Code. Sellers shall, consistent with their current financial condition and the Bankruptcy Cases, use commercially reasonable efforts to promptly comply with and perform any obligations under the Assumed Contracts arising from and after the Effective Date and through the Closing Date. In the Sale Motion, or in such additional or subsequent motions as may be appropriate, Sellers will seek authority to assume and assign the Assumed Contracts to Buyer (or Buyer's Designee) in accordance with section 365 of the Bankruptcy Code. All Assumed Contracts shall be assigned to and assumed by Buyer (or Buyer's Designee) at Closing. Subject to the following right of Sellers to reject any Contract, the final determination of which Contracts Sellers will assume and assign to Buyer shall be within the sole discretion of Buyer.

         (b) Excluded Contracts. Buyer may, on any Tuesday or Friday up to seven
(7) business days prior to the Bid Deadline, provide written notice to ITG of any Contract which Buyer desires to exclude from the Assets. Upon receipt of such notice, Sellers shall use their good faith best efforts to reduce the expenses on any such contract, but in any event Sellers shall not spend more on any such contract than is provided in the most recent Lender-approved budget (pursuant to the terms of Credit Agreement) for the seven (7)-day period subsequent to receipt of such notice. No later than seven (7) days prior to the Bid Deadline, Buyer shall deliver to ITG an amended Schedule 5.15(b). Subsequent to the Court's approval of this Agreement and prior to Closing, Sellers shall consult with Buyer about any Contract Sellers seek to reject and consider in good faith Buyer's opinions on any such rejection, in recognition of Buyer's bona fide interest in preserving to the maximum extent possible the Contracts which Buyer believes are reasonably necessary to the continued operation and financial viability of the Business after Closing, but Sellers shall have the right in their discretion to reject any Contract which in their judgment Sellers believe must be rejected to maintain the viability of the Business prior to the Closing Date or to comply with any order of the Bankruptcy Court.

         (c) Buyer may, on any Tuesday or Friday prior to the Closing Date, provide written notice to ITG that Buyer does not intend to hire an employee of Seller.

         5.16. Bankruptcy Court Approval.

         (a) Sellers shall use commercially reasonable efforts to obtain the Sale Order which, among other things, (i) determines that this Agreement was proposed by Buyer in good faith and represents the highest and best offer for the Assets and should be approved, (ii) determines that Buyer is a good faith purchaser under section 363(m) of the Bankruptcy Code and that the provisions of section 363(n) of the Bankruptcy Code have not been violated, (iii) authorizes and directs Sellers to assume this Agreement and sell the Assets to Buyer pursuant to this Agreement and sections 363 and 365 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and Encumbrances (including any and all "interests" in the Assets within the meaning of section 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and the Permitted Real Property Encumbrances, such that Buyer shall not incur any liability as a successor to the Business, (iv) authorizes and directs Sellers to execute, deliver, perform under, consummate and implement, this Agreement, together with all additional instruments and documents, that may be reasonably necessary or desirable to implement the foregoing, and (v) determines that Buyer is not a successor to Sellers, or otherwise liable for any Excluded Liability, and permanently enjoins each and every holder of an Excluded Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such Excluded Liability.

         (b) Sellers shall use commercially reasonable efforts obtain the Executory Contract Assumption and Assignment Order.

         (c) Sellers shall use commercially reasonable efforts obtain the Buyer Protection and Bidding Procedures Order which, among other things, shall (i) approve the Break-Up Fee and Expense Reimbursement, (ii) provide that Buyer's claim to the Break-Up Fee and Expense Reimbursement shall be entitled to superpriority administrative claim treatment in the Bankruptcy Cases, senior to all other superpriority claims, (iii) establish a date by which initial Qualified Bids must be submitted, (iv) establish the Sale Hearing procedures for an auction at which only Qualified Bidders who have previously submitted a Qualified Bid may bid, (v) set the Minimum Incremental Bid Amount as specified in the definition of such term, (vi) require Sellers to promptly provide a copy of any Qualified Bid to Buyer and to any Qualified Bidder who has submitted a Qualified Bid and (vii) provide that notwithstanding the definition of "Qualified Bidder" the pre-petition bank lenders of the Sellers may not credit bid the secured debt of the Sellers held by such lenders. The Buyer Protection and Bidding Procedures Order shall be in form and substance reasonably acceptable to Buyer and its counsel. The Buyer Protection and Bidding Procedures Order shall survive any termination of this Agreement.

         (d) Sellers shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the Transaction, subject to their obligations to comply with any order of the Bankruptcy Court.

         (e) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the Executory Contract Assumption and Assignment Order or the Buyer Protection and Bidding Procedures Order, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer within one business day a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

         (f) Buyer shall cooperate in providing such information and evidence as is necessary to obtain the orders described in this Section 5.16.

         5.17. Transfer Taxes. In accordance with section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Cases, and as such shall be free and clear of any and all transfer Tax, stamp Tax or similar Taxes. The instruments transferring the Assets to Buyer shall contain the following endorsement:

         "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware, in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C.
         Section 1146(c)."

In the event real estate transfer Taxes are required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such Taxes are assessed at any time thereafter, such real estate transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Buyer; provided however, that Buyer shall not be liable for any ad valorem or other property tax or special assessment levied against any of the Real Property for any period of time on or prior to the Closing Date to the extent such Tax is allocable, on a per diem basis, to the period prior to and including the Closing Date. In the event sales, use, notarial or other transfer Taxes are assessed at Closing or at any time thereafter on the transfer of any other Assets, such Taxes incurred as a result of the transactions contemplated hereby shall be paid by Sellers.

         5.18. Listing Application. Buyer shall make an application to list the shares of Common Stock comprising the Share Consideration, if any, on the New York Stock Exchange and shall execute and deliver such further documents or instruments and take such further actions necessary to consummate such listing on or prior to the Closing.

         5.19. Bankruptcy Filings. From and after the Effective Date until the Closing Date, Sellers shall deliver to Buyer (a) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that Sellers file in the Bankruptcy Cases within a reasonable time after filing, but with respect to any such papers that relate, in whole or in part, to this Agreement, the Transaction, or Buyer, its Designee(s) or its or their agents or representatives, Sellers shall use all their respective commercially reasonable efforts to provide such prior notice as may be reasonable under the circumstances before the filing of such papers and (b) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Bankruptcy Cases.

         5.20. Non-Solicitation. From and after the Effective Date, neither Sellers nor any of their respective directors, employees, accountants, attorneys, or other agents or representatives shall, directly or indirectly, solicit, initiate, encourage or enter into discussions or negotiations regarding, or respond to any inquiries or proposals for, a Competing Proposal. Notwithstanding the foregoing, ITG shall be entitled to solicit, initiate, encourage or enter into discussions or negotiations, or to respond to inquiries or proposals from Persons that ITG reasonably believes would qualify as a Qualified Bidder, in order to provide information to such Persons and to negotiate and to discuss any Qualified Bid made by such Person in the event such Person qualifies as a Qualified Bidder. Sellers shall keep Buyer informed on a current basis of the status of all Competing Proposals received (whether written or oral and regardless of when received) and provide Buyer with copies of any written Competing Proposals received from such third party within one (1) business day after the Sellers' receipt thereof. Nothing in this Section 5.20 shall require the divulgence of the identity of any third party making a Competing Proposal in violation of any confidentiality agreement with such third party.

         5.21. Tail Insurance. On or prior to the Closing (unless waived by Buyer), Sellers shall use commercially reasonable efforts to purchase and obtain an extended claims reporting provision for all primary and excess insurance policies, including directors and officers liability, errors and omissions and professional liability, in force as of the Effective Date which cover any Seller and each employee of any Seller (or for which Seller otherwise has an obligation to provide such insurance), which are written on a claims made insuring agreement and which shall have a term of no less than three (3) years after the Closing Date. At Closing, Buyer shall reimburse ITG (i) for the portion of the premiums allocable to the period of time after the Closing Date in respect of the policies renewed by Sellers prior to Closing in order to comply with Section 5.02(e) hereof, and
(ii) for the cost of the policies (other than directors and officers liability policies) obtained by ITG; provided that if the cost of the policies to be purchased pursuant to this Section 5.21 exceeds Three Million Dollars ($3,000,000), then ITG shall not purchase such policies unless and until requested to do so by Buyer. At the election of Buyer, Seller shall use commercially reasonable efforts to designate, to the extent permitted by Legal Requirements, Buyer and other Persons reasonably designated by Buyer as additional named insureds with respect to all such policies except for Sellers' directors and officers, fiduciary duty and wrongful termination policies, and, to the extent such designation requires additional premiums, Buyer shall pay such additional premiums.

         5.22. Cooperation with Audited Financial Statements. Through the Closing Date, Sellers shall cooperate, and shall cause their auditors and accountants to cooperate, with Buyer and Buyer's auditors and accountants, to prepare audited financial statements for Sellers as of and for the period ending on the Closing Date. Buyer shall pay for the preparation of any audited financial statements unless Sellers have elected to receive the Share Consideration and such audited financial statements are required to be included in the Registration Statement to be filed pursuant to the Registration Rights Agreement, in which case ITG shall pay for the preparation of such audited financial statements.

         5.23. Exception. Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that any action taken or not taken by Sellers at Buyer's request or direction, or as a result of Lender's refusal to fund a requested expenditure, shall not be deemed to be a breach of any of the representations, warranties or covenants contained in this Agreement.

         5.24. Use of Office Space and Equipment. After the Closing, Buyer shall lease to Sellers, at no cost, (i) such equipment of Buyer (purchased by Sellers under the terms of an Excluded Contract) as is reasonably necessary for Sellers to perform their post-Closing obligations under the Excluded Contracts, and (ii) reasonable access to office space, telephones, facsimile machines and other items of Personal Property (acquired by Buyer pursuant to this Agreement) as is reasonably necessary to wind down the operation of Sellers. Prior to Closing, ITG shall notify Buyer of the equipment, office space or items of Personal Property to be leased by Sellers under the terms of this Section 5.24. After Closing, Buyer and ITG, or the appropriate Seller as the case may be, shall enter into a lease for such equipment, office space or Personal Property. The lease shall have terms and conditions acceptable to Buyer and Seller, but shall provide at a minimum: (a) that Seller shall carry and pay for all appropriate policies of insurance with respect to such leased goods; (b) that Seller shall return the leased goods to Buyer upon lease expiration in good condition, reasonable wear and tear excepted; and (c) that Seller shall indemnify Buyer for any loss, cost, expense or damage incurred by Buyer as a result of Seller's use of such item during the term of the lease, reasonable wear and tear excepted.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         The obligations of Sellers hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in writing by Sellers:

         6.01. Representations and Warranties; Covenants.

         (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date and except where expressly limited to a specific date, on and as of the Closing Date.

         (b) Each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed in all material respects, including the obligations of Buyer in Section 8.03.

         6.02. Adverse Actions or Proceedings. There shall not be in effect any order issued by a Governmental Authority restraining or prohibiting this Agreement, or the consummation of the Transaction.

         6.03. Pre-Closing Confirmations. Sellers shall have obtained documentation or other evidence reasonably satisfactory to Sellers that Sellers and Buyer have received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby and that all applicable waiting periods under the HSR Act have expired.

         6.05. No Buyer Material Adverse Change. No event shall have occurred that constitutes a Buyer Material Adverse Change.

         6.06. Deliveries at Closing. Buyer shall have delivered to Sellers, in form reasonably acceptable to Sellers, all agreements, instruments, certificates or other documents contemplated or required to be executed by Buyer pursuant to this Agreement.

         6.07. Sale Order. The Sale Order, in form and substance satisfactory to Sellers, shall have been entered by the Bankruptcy Court and shall have become effective in accordance with its terms and shall not be stayed or reversed, ordered to be reconsidered, or amended or modified in any material respect that is not approved by Sellers.

         7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Buyer:

         7.01. Sale Order; Representations and Warranties; Covenants.

         (a) The Bankruptcy Court shall have entered the Sale Order, acceptable to Buyer, on or prior to the later of forty-five (45) days after execution of this Agreement or the first day on which the Bankruptcy Court can schedule a hearing thereon (which in no event shall be later than sixty (60) days after the Effective Date): (i) approving the sale of the Assets to Buyer free and clear of all Encumbrances (other than the Permitted Real Property Encumbrances), claims and interests pursuant to sections 363(b) and 363(f) of the Bankruptcy Code and the assignment of the Assumed Contracts to Buyer pursuant to section 365 of the Bankruptcy Code; and (ii) containing, among other things, findings of fact and rulings that Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code.

         (b) Unless Buyer and Sellers agree in writing to waive this provision, the Sale Order shall have become a final order.

         (c) From and after the date of the Letter of Intent, there shall not have been a Catastrophic Event.

         (d) The Buyer Protection and Bidding Procedures Order shall have been entered and shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented in any material respect without Buyer's prior written consent.

         (e) Sellers shall have operated their business in the ordinary course consistent with past practices, except for pendency of the Bankruptcy Cases, and except to the extent any Seller's current financial condition and operation under chapter 11 of the Bankruptcy Code does not reasonably permit operation consistent with past practices.

         (f) No Seller shall have breached any of the representations, warranties or covenants contained herein, as of the Effective Date, or except where expressly limited to a specific date, on and as of such date, or on the Closing Date, unless such breach or breaches individually, or in the aggregate, would not result, in a Material Adverse Change. To the extent any such representations, warranties or covenants are qualified by materiality or Material Adverse Change, compliance by Sellers with this Section 7.01(f) shall be measured as if such qualifications had not been made.

         (g) Sellers shall have continued to provide Buyer with access as provided in Section 5.05.

         (h) Any and all approvals under the HSR Act, or any other similar laws of foreign countries, as applicable, shall have been obtained, and any applicable waiting periods shall have expired.

         (i) The requisite percentage of Sellers' pre-petition bank lenders shall have consented, or the Bankruptcy Court shall have entered an order to the effect, that the obligations of ITG and its Subsidiaries under the Credit Agreement are secured by a first priority, priming security interest in all of Sellers' assets, including Cash.

         7.02. Adverse Actions or Proceedings. There shall not be in effect any order issued by a Governmental Authority restraining or prohibiting this Agreement, or the consummation of the Transaction.

         7.03. Opinion of Sellers' Counsel. Buyer shall have received an opinion from counsel to any Seller which is a not a debtor in the Bankruptcy Cases, dated as of the Closing Date and addressed to Buyer, substantially in the form attached as Exhibit C, and which may be subject to standard qualifications, limitations and exceptions. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of any such Seller.

         7.04. Deliveries at Closing. Sellers shall have delivered to Buyer, in form reasonably acceptable to Buyer and approved by Buyer's counsel, deeds, bills of sale, assignments or other instruments of transfer, and estoppels, consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer the Assets and all agreements, instruments, certificates or other documents contemplated or required to be executed by any Seller pursuant to this Agreement.

         8. CLOSING; TERMINATION OF AGREEMENT

         8.01. Closing; Buyer Designees; Post-Closing Transfers.

         (a) Consummation of the sale and purchase of the Assets and the Business and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas at 10:00 a.m. on the first business day following satisfaction or waiver of the conditions set forth in Article 6 and Article 7, or at such time or place as the Parties may mutually agree. Unless otherwise agreed in writing by the Parties at Closing, the Closing shall be effective for accounting purposes as of 12:01 A.M. on the day following the Closing Date.

         (b) At or before Closing, Buyer may designate one or more Designees to take title to the Assets, and references to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at Closing shall apply to each such Designee with respect to the Assets acquired by it; provided however, that any such designation shall not release Buyer from any of its obligations under this Agreement. Buyer shall notify Sellers at or prior to Closing of the names of such Designees and, from and after Closing, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such Designee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it. In addition, at or before Closing, Buyer may designate certain Assets which will be acquired by Buyer at Closing but which will be held in trust by Sellers for the benefit of Buyer, for a period not longer than sixty (60) after Closing. At any time during such period, Buyer may designate a Designee to take title to such Assets, and Sellers shall promptly execute, acknowledge and deliver to such Designee deeds, bills of sale, assignments or other documents or instruments as are necessary or desirable to cause the assignment or conveyance of such Assets to the Designee named by Buyer. Buyer shall be responsible for, and shall promptly reimburse Sellers for, any expenses incurred by Sellers after the Closing Date in respect of any Assets being held in trust by Sellers for the benefit of Buyer or its Designees pursuant to this Section 8.01(b).

         (c) If any Seller notifies Buyer of any Contract which was not included in Schedule 3.17 delivered to Buyer, or if Buyer discovers any Contract which was not included in the such schedules, Buyer may, within ten (10) days after receipt of such notice from Sellers or discovery by Buyer, notify ITG that Buyer wishes to assume such Contract. Upon receipt of such notice, which may occur within sixty (60) days after Closing, Sellers shall cooperate with Buyer to cause the assignment of such Contract to Buyer, including promptly filing with the Bankruptcy Court a motion to cause such Contract to be assigned to Buyer. No additional consideration shall be due or payable as a result of such assignment. Buyer shall promptly reimburse Sellers for any expenses incurred by Sellers in respect of any Contract assumed by Buyer pursuant to this Section 8.01(c).

         8.02. Action of Sellers at Closing. At the Closing unless otherwise waived in writing by Buyer, Sellers shall deliver:

         (a) to Buyer deeds containing general warranties of title, fully executed and acknowledged by Sellers in recordable form, conveying to Buyer good and marketable fee simple title to the Real Property, free and clear of all Encumbrances other than the Permitted Real Property Encumbrances;

         (b) to Buyer bills of sale and assignment, fully executed by Sellers, in form and substance acceptable to Buyer, conveying to Buyer good and valid title to all Assets other than the Real Property, free and clear of all Encumbrances;

         (c) to Buyer assignments, fully executed by Sellers, in form and substance acceptable to Buyer, conveying Sellers' interests in the Assumed Contracts to Buyer;

         (d) to Buyer the Registration Rights Agreement, fully executed by Sellers;

         (e) to Buyer copies of resolutions or equivalent instruments duly adopted by the governing body of each Seller that is not a debtor and, if required, the partners or members of such Seller, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers or partners of such Seller;

         (f) to Buyer certificates of the duly authorized President or Vice President or similar officer of each Seller certifying the fulfillment of the conditions set forth in Section 7.01(f);

         (g) to Buyer evidence of appropriate power of attorney for the respective directors or officers of each Seller that is not a debtor executing the Agreement and other Closing documents, dated as of the Closing Date;

         (h) to Buyer certificates of existence and good standing from each jurisdiction in which each Seller that is not a debtor is incorporated or organized, each dated the most recent practical date prior to Closing;

         (i) to Buyer, appropriate letters or other documentation necessary to transfer and sell to Buyer the Accounts Receivable, the Completed Contracts Receivable and those Excluded Contracts Receivable to which Buyer is entitled pursuant to Section 2.01(m) hereof, and to advise the account debtors of such transfer and sale;

         (j) to Buyer such other instruments, agreements, certificates and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby; and

         (k) to Buyer the opinion of Sellers' counsel described in Section 7.03.

         8.03. Action of Buyer at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyer shall deliver:

         (a) to Sellers the Cash Consideration;

         (b) if deliverable, to Sellers the Share Consideration;

         (c) to Sellers the Employee Payments;

         (d) to Sellers an assumption agreement, fully executed by Buyer, in form and substance reasonably acceptable to Sellers, pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities;

         (e) to Sellers the Registration Rights Agreement, fully executed by Buyer;

         (f) to Sellers copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving Buyer's execution and delivery of this Agreement and the Transaction, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer;

         (g) to Sellers certificates of the duly authorized President or a Vice President of Buyer certifying the fulfillment of the conditions set forth in
Section 6.01;

         (h) to Sellers certificates of incumbency for the officers of Buyer executing this Agreement and other Closing documents, dated as of the Closing Date;

         (i) to Sellers certificates of existence and good standing of Buyer from the jurisdiction in which it is incorporated, dated within seven (7) business days date prior to Closing; and

         (j) to Sellers such other agreements, instruments and documents as Sellers reasonably deem necessary to effect the transactions contemplated hereby.

         8.04. Termination Prior to Closing; Break-Up Fee and Expense Reimbursement; Other Compensation.

         (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating Party to the other Parties:

                  (i) at any time before the Closing, by mutual consent of Buyer and Sellers;

                  (ii) at any time before the Closing, by Buyer on the one hand, or ITG on the other hand, in the event of a breach of this Agreement by the non-terminating Party which would give rise to the failure of a condition set forth in Section 6.01 or 7.01(f), as applicable, or if the satisfaction of a condition set forth in Section 6.01 or 7.01(f) becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by a breach by the terminating Party;

                  (iii) at any time after May 3, 2002, by ITG or Buyer if the Transaction has not been consummated on or before such date;




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

                  (iv) by Buyer, if any of the following shall occur:

                                    (A) the Bankruptcy Court approves a
                           Qualified Bid by a Qualified Bidder other than Buyer, or Sellers or any of them accept or support a Qualified Bid by a Qualified Bidder other than Buyer;

                                    (B) any or all of the Sellers elect not to
                           pursue the Transaction or elect to pursue a Stand-Alone Plan;

                                    (C) any of the Bankruptcy Cases is dismissed
                           or converted to chapter 7 of the Bankruptcy Code or a trustee is appointed for any of the Sellers;

                                    (D) the Buyer Protection and Bidding
                           Procedures Order shall not have been entered by February 12, 2002; or

                                    (E) both the Sale Order and the Executory
                           Contract Assumption and Assignment Order shall not have been entered by March 31, 2002.

         (b) If this Agreement is validly terminated pursuant to this Section 8.04, this Agreement will be null and void, and there will be no liability on the part of any Party (or any of their respective officers, directors, trustees, employees, agents, consultants or other representatives) except that Sellers' obligations under Section 8.04(c) and (d) shall survive any termination or lack of approval by the Bankruptcy Court of this Agreement and shall apply thereafter to the extent applicable and as set forth herein.

         (c) If (i) the Buyer Protection and Bidding Procedures Order has not been entered (other than as a result of Buyer's action or conduct) and (ii) (A) any Seller, without accepting a Competing Proposal, either (I) chooses to pursue a Stand-Alone Plan or (II) breaches this Agreement so as to cause Buyer to terminate this Agreement, or (B) Buyer is otherwise entitled to terminate this Agreement due to the actions of Sellers or due to Sellers' pre-petition bank lenders credit bidding in the Bankruptcy Cases, and does so terminate such Agreement, then Buyer shall be entitled to be paid by the Seller fifty percent (50%) of the Break-Up Fee and Expense Reimbursement on the first business day following the occurrence of the events described in subparagraphs (ii) (A) or
(B) above; provided, however, that if within twelve (12) months after the occurrence of such events, Sellers or any of them enters into a definitive agreement with respect to a Competing Proposal, then ITG shall pay Buyer an additional amount equal to fifty percent (50%) of the Break-Up Fee and Expense Reimbursement on the first business day following the consummation of the transaction contemplated by such Competing Proposal.

         (d) After the Buyer Protection and Bidding Procedures Order has been entered and provided that Buyer is not in default under this Agreement, ITG shall pay Buyer or Buyer's Designee, as the case may be, the Break-Up Fee and Expense Reimbursement by wire transfer of immediately available funds to an account designated by Buyer or such designee, in accordance with the following provisions:




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

                  (i) if Buyer elects to terminate this Agreement pursuant to
         Section 8.04(a)(iv)(A), on the earlier of (x) three (3) months after the date of the approval of the Qualified Bid by a Qualified Bidder other than Buyer or the date that Sellers or any of them accept a Qualified Bid by a Qualified Bidder other than Buyer, as the case may be, and (y) the closing of the transaction involving such Qualified Bid by a Qualified Bidder other than Buyer approved by the Bankruptcy Court or accepted by Sellers or any of them; and

                  (ii) if Buyer elects to terminate this Agreement pursuant to Sections 8.04(a)(ii) or 8.04(a)(iv)(B), and does so terminate this Agreement, on the first business day following such termination.

         (e) If the Bankruptcy Court, notwithstanding the lack of another Qualified Bid and despite Sellers' compliance with this Agreement, including its obligation to pursue approval of this Agreement in good faith, fails to enter the Sale Order and the Executory Contract Assumption and Assignment Order on or prior to March 31, 2002, then ITG shall pay Buyer or Buyer's Designee, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or such Designee a termination fee equal to fifty percent (50%) of the Break-Up Fee and Expense Reimbursement; provided, however, that if within twelve (12) months after the date the Bankruptcy Court fails to approve this Agreement, Sellers or any of them enter into a definitive agreement with respect to a Competing Proposal, ITG shall pay Buyer or Buyer's Designee, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or such Designee an additional amount equal to fifty percent (50%) of the Break-Up Fee and Expense Reimbursement, payable on the first business day after the consummation of the transaction, or the first of any series of transactions, contemplated by the Competing Proposal.

         (f) The Break-Up Fee and Expense Reimbursement shall have superpriority administrative claim status in the Bankruptcy Cases pursuant to section 507(b) of the Bankruptcy Code, senior to all other superpriority administrative expense claims.

         9. GENERAL

         9.01. Schedules. The schedules and all exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Nothing in the schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity.

         9.02. Tax Effect. None of the Parties (nor such Parties' counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party's counsel or accountants) concerning any of the Tax effects or consequences on the other Party of the transactions provided for in this Agreement. Each Party represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

         9.03. Time of Essence. Time is of the essence in the performance of this Agreement.




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

         9.04. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either Party that is not in such Party's sole discretion or either Party must or may exercise discretion (other than its sole discretion), such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

         9.05. Choice of Law; Submission to Jurisdiction. Except as otherwise provided in this Section 9.05, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state's conflicts of laws rules. Each of the Parties hereby submits to the exclusive jurisdiction of (a) the Delaware chancery court for purposes of all legal proceedings arising out of or relating to this Agreement or the Transaction and irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue of any such proceeding brought in such court and any claim that such court is an inconvenient forum or (b) with respect to the Bankruptcy Cases and issues relating thereto that are properly within the jurisdiction of the Bankruptcy Court, each of the Parties hereby submits to the exclusive jurisdiction of the Bankruptcy Court for such purposes and irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue of any such proceeding brought in such Bankruptcy Court and any claim that such Bankruptcy Court is an inconvenient forum; provided, however, that if the Bankruptcy Court abstains or otherwise determines not to hear such proceeding, then the provisions of clause (a) above shall apply.

         9.06. Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns.

         9.07. No Third Party Beneficiary. The terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of the Parties, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person.

         9.08. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy of the waiving Party in this Agreement (a) shall not waive or be construed to waive any subsequent breach or violation of the same provision, (b) shall not waive or be construed to waive a breach or violation of any other provision and (c) shall be in writing and may not be presumed or inferred from any Party's conduct. No remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by a Party shall not constitute a waiver of the right of such waiving Party to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

         9.09. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (a) on the date tendered by personal delivery, (b) on the date received by facsimile or other electronic means, or (c) one (1) day after the date tendered for delivery by nationally recognized overnight courier:




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

         If to Buyer:

         The Shaw Group Inc.
         8545 United Plaza Boulevard, Suite 200
         Baton Rouge, Louisiana 70809
         Attn: General Counsel
         Facsimile: (225) 932-2642

         with a copy to:

         Gibson, Dunn & Crutcher LLP
         2100 McKinney Avenue, Suite 1100
         Dallas, Texas  75201
         Attn:  Michael A. Rosenthal, Esq.
         Facsimile:  (214) 698-3400

         If to Seller:

         The IT Group, Inc.
         2790 Mosside Boulevard
         Monroeville, PA  15143-3356
         Attn:  Chief Executive Officer
         Facsimile:  (412) 858-3311

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         One Rodney Square
         P. O. Box 636
         Wilmington, DE  19899-0636
         Attn:  Gregg M. Galardi, Esq.
         Facsimile:  (302) 651-3001

         or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section.

         9.10. Misdirected Payments; Offset Rights. After Closing, Sellers shall remit to Buyer with reasonable promptness any monies received by Sellers constituting or in respect of the Assets, Assumed Contracts and Assumed Liabilities. After Closing, Buyer shall remit to ITG with reasonable promptness any monies received by Buyer constituting or in respect of the Excluded Assets, Excluded Contracts and Excluded Liabilities. If any Person determines that funds previously paid or credited to any Seller or the Business in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, Sellers shall be responsible for the repayment of said monies (and the defense of such actions), except to the extent that the repayment obligation was an Assumed Liability. After Closing, any amounts due Buyer by Sellers, or due Sellers by Buyer, may be offset against monies or other funds held by the party entitled to payment of such amounts.




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

         9.11. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         9.12. Entire Agreement; Counterparts; Amendment. This Agreement supersedes all prior or contemporaneous contracts, agreements, letters of intent and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties representing the subject matter of this Agreement, and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the parties on or after the Effective Date. The representations and warranties set forth in this Agreement shall not survive the Closing and shall terminate at the Closing. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed the Parties.

         9.13. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

         9.14. Confidentiality. The provisions of the confidentiality agreement between Buyer and Sellers dated November 19, 2001 are hereby incorporated by this reference as if fully set forth herein, and shall apply and remain in full force and effect through the Closing Date.

         9.16. Publicity. No Party to this Agreement shall, prior to the Closing, without prior consultation with the other Parties, to the extent practicable under the circumstances taking into account applicable laws and stock exchange requirements, make any public disclosure with respect to the Transaction, any negotiations or discussions concerning the Transaction or the existence of this Agreement.

         9.17. Assignment. Except as otherwise provided herein, neither this Agreement, nor any right, remedy, obligation or liability arising hereunder or by reason hereof, nor any of the documents executed in connection herewith, may be assigned by any Party without the consent of the other Parties.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.



THE IT GROUP, INC.                       THE SHAW GROUP INC.



By:      /s/ Harry J. Soose              By:      /s/ Gary P. Graphia
     ----------------------------             -------------------------------
Name:  Harry J. Soose                    Name:  Gary P. Graphia
Title: Chief Financial Officer           Title: Corporate Secretary and General
                                                Counsel





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